Exhibit 10.43

                        CREDIT AGREEMENT

                             among

                    MICRON ELECTRONICS, INC.

                          as Borrower

                              and


     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
             UNITED STATES NATIONAL BANK OF OREGON
                      ABN AMRO BANK, N.V.
 DEUTSCHE BANK AG, NEW YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH
                      FLEET NATIONAL BANK
                  KEYBANK NATIONAL ASSOCIATION
                    THE BANK OF NOVA SCOTIA
                   THE SUMITOMO BANK, LIMITED

                          as Lenders,

                              and

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
             UNITED STATES NATIONAL BANK OF OREGON
                  as Co-Agents for the Lenders

                              and

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION as Administrative Agent for the Lenders




                         June 27, 1997




                          $130,000,000

                        CREDIT AGREEMENT


     THIS CREDIT AGREEMENT ("Agreement") is made as of the 27th day of June, 1997, by and among BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION d/b/a SEAFIRST BANK, UNITED STATES NATIONAL BANK OF OREGON, ABN AMRO BANK, N.V., DEUTSCHE BANK AG, NEW YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH, FLEET NATIONAL BANK, KEYBANK NATIONAL ASSOCIATION, THE BANK OF NOVA SCOTIA and THE SUMITOMO BANK, LIMITED (each individually a "Lender" and collectively the "Lenders") BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION d/b/a SEAFIRST BANK and UNITED STATES NATIONAL BANK OF OREGON as co-agents for Lenders, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION d/b/a SEAFIRST BANK as administrative agent for Lenders (the "Agent"), and MICRON ELECTRONICS, INC., a Minnesota corporation (the "Borrower").

                           AGREEMENT

                           ARTICLE 1

                          DEFINITIONS

     Section 1.1  Certain Defined Terms.  As used in this
Agreement, the following terms have the following meanings:

          "Adjusted LIBOR Rate" means a per annum interest rate equal to the sum of (i) the LIBOR Margin and (ii) the LIBOR Rate.

          "Adjusted Reference Rate" means a per annum interest rate equal to the sum of (i) the Reference Rate Margin and
(ii) the Reference Rate.

          "Advances" means Loans and Letters of Credit.

          "Agent" means Bank of America National Trust and
Savings Association and any successor administrative agent selected pursuant to Section 9.6.

          "Applicable Interest Period" means, with respect to any Loan accruing interest at the Adjusted LIBOR Rate, the period commencing on the first day Borrower elects to have such Adjusted LIBOR Rate apply to such Loan and ending on a day one, two, three or six months thereafter, as specified in the Interest Rate Notice given in respect of such Loan or as otherwise determined pursuant to Section 2.7(b) provided, however, that no Applicable Interest Period may be selected for a Loan if it extends beyond the Maturity Date.

          "Applicable Interest Rate" means for each Loan (or portion thereof), the Adjusted Reference Rate or the Adjusted LIBOR Rate as designated by Borrower in an Interest Rate Notice given with respect to such Loan (or portion thereof) or as otherwise determined pursuant to Section 2.7(b).

          "Borrower" means Micron Electronics, Inc., a Minnesota corporation, and any permitted Successor or assign pursuant to
Section 11.6.

          "Borrower Documents" means this Agreement, the Notes, the Disclosure Letter, and that certain letter agreement referenced in Section 2.13(c) hereof.

          "Borrowing Base" means, at any time, an amount equal to seventy percent (70%) of the accounts receivables of Borrower on a consolidated basis determined in accordance with GAAP.

          "Borrowing Base Activation Event" has the meaning given in Section 2.2.

          "Business Day" means any day other than Saturday, Sunday or another day on which banks are authorized or obligated to close in Seattle, Washington, or Boise, Idaho except that in the context of the selection of a Loan accruing interest at the Adjusted LIBOR Rate or the calculation of the LIBOR Rate for any Applicable Interest Period, in which event "Business Day" means any day other than Saturday or Sunday on which dealings in foreign currencies and exchange between banks may be carried on in London, England and Seattle, Washington.

          "Capital Leases" means all leases which shall have been, or in accordance with GAAP, should be recorded as capital leases.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" has the meaning given in Section 2.1.

          "Commitment Period" has the meaning given in
Section 2.1.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

          "Default" means any event which but for the passage of time or the giving of notice or both would be an Event of Default.

          "Disclosure Letter" means that certain letter and the schedules thereto dated as of the date hereof, executed by a Responsible Officer, and delivered to Agent and Lenders.

          "Dividend Payment" has the meaning given in
Section 7.1.

          "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the United States of America; or (iii) a person that is primarily engaged in the business of commercial banking and that is (A) a subsidiary of a Lender, (B) a subsidiary of a person of which a Lender is a subsidiary, or (C) a person of which a Lender is a subsidiary.

          "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, and requirements, now or hereafter in effect, pertaining to environmental protection, contamination or cleanup, including without limitation (i) the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C.
section 6901, et seq.), (ii) the Federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. section 9601 et seq.), (iii) the Federal Hazardous Materials Transportation
Control Act (49 U.S.C. section 1801, et seq.), (iv) the Federal Clean Air Act (42 U.S.C. section 7401, et seq.), (v) the Federal Water Pollution Control Act, Federal Clean Water Act (33 U.S.C. section 1251 et seq.), (vi) the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act (7 U.S.C. section 136, et seq.),
(vii) the Federal Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), and (viii) the Federal Safe Drinking Water Act
(42 U.S.C. section 300f et seq.), all as now or hereafter amended.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time.

          "Eurodollar Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any special, supplemental, marginal or emergency reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System or any other banking authority to which Lenders are subject for Eurocurrency Liability (as defined in Regulation D of such Board of Governors). It is agreed that for purposes hereof, each Loan (or portion thereof) accruing interest at the Adjusted LIBOR Rate shall be deemed to constitute a Eurocurrency Liability and to be subject to the reserve requirements of Regulation D, without benefit of credit or proration, exemptions or offsets which might otherwise be available to Lenders from time to time under such Regulation D. Eurodollar Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage and shall apply to Applicable Interest Periods commencing after the effective date of change.

          "Event of Default" has the meaning given in
Section 8.1.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

          "GAAP" has the meaning given in Section 1.3.

          "Government Approval" means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

          "Governmental Authority" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

          "Hazardous Substances" means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar terms, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including but not limited to the Environmental Laws.

          "Indebtedness" means, for any person, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to letters of credit, bankers acceptances, surety bonds and similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement (excluding any operating lease), or incurred as financing, in either case with respect to property acquired by the person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases or Synthetic Leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (h) all liabilities in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above for which such person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such person otherwise assures a creditor against loss. For all purposes of this Agreement, the Indebtedness of any person shall include all recourse Indebtedness of any partnership or joint venture formed as a partnership where such person is a general partner or is otherwise liable for the Indebtedness of such partnership or joint venture.

          "Interest Rate Notice" has the meaning given in
Section 2.7(b).

          "Lenders" means Bank of America National Trust and Savings Association, United States National Bank of Oregon, ABN AMRO Bank, N.V., Deutsche Bank AG, New York Branch and/or Cayman Islands Branch, Fleet National Bank, KeyBank National Association, The Bank of Nova Scotia and The Sumitomo Bank, Limited, and any Successors thereto or permitted assigns thereof.

          "Letter of Credit" means any standby letter of credit issued by Agent pursuant to the terms of Article 3 hereof.

          "Letter of Credit Risk Participation" means a risk participation purchased by a Lender pursuant to Article 10 hereof with respect to a Letter of Credit (including risk participations deemed purchased by Agent in its capacity as Lender).

          "Letter of Credit Usage" means, as of any date of determination, the sum of (i) the aggregate face amount of all outstanding unmatured Letters of Credit plus (ii) the aggregate amount of all payments made by Agent under Letters of Credit and not yet reimbursed by Borrower pursuant to Section 3.4.

          "Leverage Rating" means a rating determined in accordance with the following table:

     Leverage Ratio                         Leverage Rating
     --------------                         ---------------
     less than 0.50 to 1.0                      Level 1
     equal to or greater than 0.50 to 1.0,      Level 2
          but less than 0.75 to 1.0
     equal to or greater than 0.75 to 1.0,      Level 3
          but less than 1.0 to 1.0
     equal to or greater than 1.0 to 1.0,       Level 4
          but less than 1.25 to 1.0
     equal to or greater than 1.25 to 1.0,      Level 5

The Leverage Rating for each fiscal quarter (the "Current Quarter") shall be determined in accordance with the following procedures on the basis of the Leverage Ratio as of the end of the immediately preceding fiscal quarter (the "Prior Quarter") and shall be effective as of the first day of the Current Quarter. All resulting adjustments in interest rate margins and fees shall likewise be effective as of the first day of the Current Quarter including adjustments to the Adjusted LIBOR Rate during any Applicable Interest Period. Until the earlier of
(i) the date on which the financial reports are due in respect of the Prior Quarter pursuant to Sections 6.10(a) and (b) hereof; or
(ii) the date on which such financial reports are received, any payments of fees or interest due hereunder shall be calculated and paid, on an interim basis, as if the Leverage Rating applicable for the Prior Quarter were the Leverage Rating applicable to the Current Quarter. If the financial reports due in respect of the Prior Quarter are not provided by the date required pursuant to Sections 6.10(a) and (b) hereof, from and after the date on which such financial statements are due, any payments of fees or interest due hereunder shall be calculated and paid, on an interim basis, as if the Leverage Rating applicable for the Current Quarter was one level higher than the Leverage Rating applicable to the Prior Quarter. Upon receipt of the financial reports due in respect of the Prior Quarter pursuant to Sections 6.10(a) and (b) hereof, any prior overpayment shall be paid by Lenders to Agent for delivery to Borrower, and any prior underpayment shall be paid by Borrower to Agent for the account of the Lenders, in each case, without interest and within one (1) Business Day of notice thereof.

          "Leverage Ratio" means the ratio of Borrower's Total
Liabilities to Borrower's Tangible Net Worth.

          "LIBOR Margin" means on any date, a per annum interest rate determined in accordance with the following table:

     Borrower's Leverage Rating  Margin (expressed per annum)
     --------------------------  ----------------------------
        Level 1                   62.5 basis points (0.625%)
        Level 2                   87.5 basis points (0.875%)
        Level 3                   100 basis points (1.00%)
        Level 4                   112.5 basis points (1.125%)
        Level 5                   137.5 basis points (1.375%)

          "LIBOR Rate" means, for any Applicable Interest Period, an interest rate per annum equal to the product of (i) the Euro-dollar Rate in effect for such Applicable Interest Period and (ii) the Eurodollar Reserves in effect on the first day of such Applicable Interest Period. The "Euro-dollar Rate" will be determined by reference to that rate (rounded upward, if necessary, to the next one-sixteenth of one percent (.0625%)) which appears on the display designated as "Page 3750" on the Telerate Service (or on such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U..S. Dollar deposits) as of 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first date of the proposed Applicable Interest Period. If there are no applicable quotes available through Telerate Service, the Euro-dollar Rate will be determined by reference to that rate (rounded upward, if necessary, to the next one-sixteenth of one percent (.0625%)) appearing on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first date of the proposed Applicable Interest Period. If more than one such rate appears on the display, the rate will be the arithmetic mean of such rates. If there is no period equal to the Applicable Interest Period on the display, the LIBOR Rate shall be determined by straight-line interpolation to the nearest month (or week or day if expressed in weeks or days) corresponding to the Applicable Interest Period between the two nearest neighboring periods on the display. If there are no applicable quotes available through Telerate Service or on the Reuters Screen LIBO Page, then the Adjusted LIBOR Rate shall be deemed unavailable as provided in Section 2.7(d).

          "LIBOR Rate Loan" means a Loan or portion thereof bearing interest at the Adjusted LIBOR Rate.

          "Lien" means, for any person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon such person's interest in real or personal property whether now owned or hereafter acquired, except
(i) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings with appropriate reserves having been established therefor in accordance with GAAP; (ii) liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings with, in the case of liens on property of Borrower, provision having been made to the satisfaction of Agent for the payment thereof in the event the contest is determined adversely to Borrower; (iii) deposits or pledges under worker's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business;
(iv) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other similar title exceptions or encumbrances affecting real property, provided such liens do not interfere in any material respect with the use of such property in the ordinary conduct of business of Borrower or any Subsidiary; (v) liens on real or personal property of a Subsidiary to secure obligations of such Subsidiary (or of another Subsidiary) to Borrower; (vi) liens which constitute rights of set-off of a customary nature or "bankers' liens" with respect to amounts on deposit, whether arising by operation of law or by contract to secure the payment of customary bank charges assessed for the maintenance of accounts and related facilities maintained with banks in the ordinary course of business, but not in connection with working capital facilities, lines of credit, term loans, or other credit facilities and similar arrangements.

          "Loan Documents" means the Borrower Documents, the Letters of Credit and all other certificates, instruments and other documents executed in connection with this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby.

          "Majority Lenders" means at any time Lenders having an aggregate Percentage Interest of at least sixty-six and two thirds percent (66 2/3%).

          "Maturity Date" means June 27, 2000.

          "Net Income" means for any accounting period the net income of any person for such period, determined in accordance with GAAP, excluding, however, (i) proceeds of any life insurance policy, (ii) gain or loss arising from any write-up or write-down of capital assets and (iii) special credits or charges, including, without limitation, extraordinary gains and losses.

          "Notes" has the meaning given in Section 2.10.

          "Notice of Borrowing" means a written request for a Loan executed by Borrower substantially in the form attached hereto as Exhibit B which shall be delivered to Agent prior to 11:00 a.m. (Seattle, Washington time) on the requested date of borrowing provided, however, if Borrower shall at the same time elect to have interest accrue on such Loan at an Adjusted LIBOR Rate, the Notice of Borrowing shall be given prior to 11:00 a.m. (Seattle, Washington time), on a Business Day at least three (3) Business Days before the requested date of borrowing. Requests for borrowing received after the designated hour will be deemed received on the next succeeding Business Day.

          "Officer's Certificate" means a certificate signed in the name of Borrower by its President, Chief Financial Officer, Treasury Director or any Vice President.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Pension Plan" means an "employee pension benefit plan"
(as such term is defined in ERISA) from time to time maintained by Borrower, any Subsidiary or a member of the Controlled Group.

          "Percentage Interest" has the meaning given in
Section 2.1 as the same may be adjusted pursuant to Section 11.6 from time to time hereafter.

          "Permitted Swap Obligations" means all obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such person, or changes in the value of securities issued by such person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party. As used herein, "Swap Contract" shall mean any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Plan" means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by Borrower, any Subsidiary or any member of a Controlled Group for employees of Borrower, any Subsidiary or any member of such Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower, any Subsidiary or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

          "Prior Credit Agreement" means that certain Credit Agreement dated as of July 3, 1996 by and among Borrower, Bank of America National Trust and Savings Association d/b/a Seafirst Bank (successor by merger to Bank of America NW, N.A.) and United States National Bank of Oregon.

          "Purchase Money Lien" means a Lien securing
Indebtedness incurred in connection with the acquisition of fixed assets (including both equipment and real estate) where such Lien arises after the date of this Agreement so long as (i) such Lien shall attach only to the property to be acquired (together with attachments, accessions, and additions thereto or proceeds thereof), and (ii) the debt incurred shall not exceed the purchase price of the item or items of fixed assets purchased.

          "Reference Rate Margin" means, as of any day, a per annum interest rate determined in accordance with the following table:

        Leverage Rating           Margin (expressed per annum)
        ---------------           ----------------------------
        Levels 1 and 2            0 basis points (0.0%)
        Level 3                   25 basis points (0.25%)
        Level 4                   50 basis points (0.50%)
        Level 5                   75 basis points (0.75%)

          "Reference Rate" means on any day, the rate of interest publicly announced from time to time by Agent in San Francisco, California, as its "Reference Rate." The Reference Rate is set based on various factors, including Agent's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Agent may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

          "Reference Rate Loan" means a Loan or portion thereof bearing interest at the Adjusted Reference Rate.

          "Responsible Officer" means Borrower's Chief Executive
Officer, Chief Financial Officer, President, Treasury Director, any Executive Vice President, or any other officer having substantially the same authority and responsibility.

          "Restricted Payments" means, for any period, the sum of
(i) all Dividend Payments made by Borrower during such period other than Dividend Payments described in Section 7.1(z) hereof;
(ii) all Dividend Payments made by any Subsidiary during such period to any person in which Borrower has no direct or indirect ownership interest (an "Unaffiliated Person"); (iii) the product of (A) all Dividend Payments made by any Subsidiary to any person which is not an Unaffiliated Person (an "Affiliated Person") and
(B) a percentage equal to the percentage of such Affiliated Person which is owned directly or indirectly by an Unaffiliated Person; (iv) an amount equal to the product of (A) the Tangible Net Worth of any Subsidiary which during such period was the surviving corporation in any merger or consolidation with any other Subsidiary calculated as of the moment immediately following the consummation of such merger or consolidation and
(B) a percentage equal to the percentage of such Subsidiary which is owned directly or indirectly by an Unaffiliated Person immediately following the consummation of such merger or consolidation; (v) an amount equal to the fair market value of all property distributed to an Unaffiliated Person in connection with the liquidation or dissolution of a Subsidiary occurring during such period; and (vi) an amount equal to the product of
(A) the fair market value of all property distributed to an Affiliated Person in connection with the liquidation or dissolution of a Subsidiary occurring during such period and
(B) a percentage equal to the percentage of such Affiliated Person which is owned directly or indirectly by an Unaffiliated Person.

          "Subordinated Indebtedness" means Indebtedness of Borrower which is expressly subordinated to all obligations of Borrower under this Agreement and the other Loan Documents either
(i) by the terms of the instrument evidencing such Subordinated Indebtedness, which terms are acceptable to Majority Lenders in their sole discretion, or (ii) pursuant to one or more subordination agreements each in form and substance acceptable to Majority Lenders in their sole discretion.

          "Subsidiary" of a person means any corporation, limited liability company or partnership of which more than 50% of the voting stock, membership interests or partnership interests is owned or controlled directly or indirectly by the person, or one or more of the Subsidiaries of the person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

          "Successor" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

          "Synthetic Lease" means a lease which (i) in accordance with GAAP, including, without limitation, the requirements of FASB-13, is accounted for as an "operating lease"; and
(ii) where, under the Code and applicable regulations and rulings issued thereunder, the lessee thereunder is characterized as the owner of the leased property.

          "Tangible Net Worth" means for any person, the excess of total assets over Total Liabilities, excluding, however, from the determination of total assets (i) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges including unamortized debt discount and research and development costs), (ii) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (iii) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by the relevant corporation, and (iv) any revaluation or other write-up in book value of assets subsequent to the fiscal year of such corporation last ended at the date of this Agreement.

          "Tax" means for any person any tax, assessment, duty, levy, impost or other charge imposed by any Governmental
Authority on such person or on any property, revenue, income, or franchise of such person and any interest or penalty with respect to any of the foregoing.

          "Total Commitment" means One Hundred Thirty Million
Dollars ($130,000,000) as the same may be reduced or terminated pursuant to Sections 2.4.

          "Total Liabilities" means for any person, all items of indebtedness or liability of such person which would be included in determining total liabilities as shown on the liability side of a balance sheet in accordance with GAAP other than Subordinated Indebtedness.

          "Total Utilization" means, as of any date of determination, the sum of (i) the aggregate outstanding principal balance of all Loans; plus (ii) the Letter of Credit Usage.

          "Unfunded Vested Liabilities" means, with respect to any Plan, at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of Borrower, any Subsidiary or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

          "Wholly-Owned Subsidiary" means any corporation, limited liability company, or partnership in which 100% of the voting stock, membership interests or partnership interests (excluding directors qualifying shares and shares issued to comply with local ownership requirements) is owned beneficially and of record by Borrower (or by one or more Wholly-Owned Subsidiaries or by a combination thereof).

     Section 1.2 General Principles Applicable to Definitions. Definitions given in Section 1.1 shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to "he" or "it" shall be applicable to persons whether masculine, feminine or neuter. References herein to any document including, but without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended. References herein to a "person" or "persons" shall be deemed to be references to an individual, corporation, partnership, trust, unincorporated association, limited liability company, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency or any other entity.

     Section 1.3 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied ("GAAP") and as in effect on the date of application.

                           ARTICLE 2

                           THE LOANS

     Section 2.1 Loans. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees during the period from the date hereof until the Maturity Date (the "Commitment Period") to make loans (the "Loans") to Borrower in amounts equal to the percentage interest set forth opposite such Lender's name below (such Lender's "Percentage Interest") of the aggregate amount requested by Borrower in a Notice of Borrowing given hereunder provided that, after giving effect to any such requested borrowing (a) the aggregate of all Loans from such Lender will not exceed at any one time outstanding the sum set forth opposite its name below (such Lender's "Commitment"); (b) the Total Utilization will not exceed the Total Commitment; and,
(c) at all times after the occurrence and during the continuance of a Borrowing Base Activation Event, the Total Utilization will not exceed the Borrowing Base.

                              Percentage
Lender                        Interest             Commitment
------                        --------             ----------
Bank of America National       15.38462%          $ 20,000,000
  Trust and Savings Assoc.
United States National         15.38462%          $ 20,000,000
  Bank of Oregon
ABN AMRO Bank, N.V.            11.53846%          $ 15,000,000
Deutsche Bank AG,
New York Branch and/or
Cayman Island Branch           11.53846%          $ 15,000,000
Fleet National Bank            11.53846%          $ 15,000,000
KeyBank National               11.53846%          $ 15,000,000
  Association
The Bank of Nova Scotia        11.53846%          $ 15,000,000
The Sumitomo Bank, Limited     11.53846%          $ 15,000,000
                               ---------          ------------
Total                         100.00000%          $130,000,000

The line of credit extended hereunder is a revolving line of credit and, subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow.

     Section 2.2 Borrowing Base Activation. The occurrence of any of the following events shall constitute a "Borrowing Base Activation Event" hereunder: (a) the Leverage Ratio, on a consolidated basis, exceeds 1.35 to 1 as of the end of any fiscal quarter; or (b) Borrower shall incur on a consolidated basis, pretax losses for two (2) consecutive fiscal quarters. Once a Borrowing Base Activation Event shall have occurred it shall be deemed to be continuing for all purposes hereunder until Borrower shall have delivered financial statements in accordance with
Section 6.10 hereof demonstrating that as of the last day of the applicable fiscal quarter the Leverage Ratio was equal to or less than 1.35 to 1 and Borrower had not incurred (on a consolidated basis) pretax losses for such fiscal quarter and the immediately preceding fiscal quarter.

     Section 2.3 Manner of Borrowing. Borrower shall give Agent the Notice of Borrowing specifying the date of the borrowing of any Loan and the amount thereof, which shall be an integral multiple of One Million Dollars ($1,000,000) and not less than Five Million Dollars ($5,000,000). Such Notice of Borrowing shall be irrevocable and shall be deemed to constitute a representation and warranty by Borrower that as of the date of the notice, the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing. On receipt of such notice, Agent shall promptly notify each Lender by telephone (confirmed immediately by telex, facsimile transmission or cable), telex, facsimile transmission, or cable of the date of the borrowing. Each Lender shall before 12:00 noon (Seattle, Washington time), on the date of the borrowing, pay the lesser of (a) such Lender's Percentage Interest of the aggregate principal amount of the requested borrowing identified in the Notice of Borrowing or (b) the maximum amount such Lender is committed to advance pursuant to the terms of Section 2.1 hereof in immediately available funds to Agent. Upon fulfillment to Agent's reasonable satisfaction of the applicable conditions set forth in Article 4, and after receipt by Agent of such funds, Agent will on that same day make such funds available to Borrower by depositing them to an account maintained by Borrower with Bank of America National Trust and Savings Association, which account may be designated by Borrower in a writing delivered to Agent from time to time.

     Section 2.4 Reduction of Commitments. Upon not less than five (5) Business Days' written notice to Agent, Borrower may terminate the Total Commitment, in whole or in part, provided that each partial reduction of the Total Commitment shall be in an amount not less than Ten Million Dollars ($10,000,000) and, provided, further, that in no event may the Total Commitment be reduced to an amount less than the Total Utilization. Any reduction in the Total Commitment shall be deemed to be a proportionate reduction in each Lender's Commitment such that after making such reduction, each Lender's Commitment will be in an amount equal to its Percentage Interest of the then-reduced Total Commitment.

     Section 2.5  Repayment of Principal.

          (a) Borrowing Base Payments. Borrower shall at all times after the occurrence and during the continuance of a Borrowing Base Activation Event, repay to Agent for the account of Lenders, the amount, if any, by which the Total Utilization exceeds the Borrowing Base. All amounts payable under this
Section 2.5(a) shall be due and payable three (3) Business Days after the day in each calendar month when a new Borrowing Base is to be established, including, without limitation, the day Borrower is required under this Agreement to deliver to Agent a new borrowing base certificate setting forth calculations computing the Borrowing Base as of the end of the preceding calendar month.

          (b) At Maturity Date. Borrower shall repay to Agent for the account of Lenders the then outstanding principal balance of each Loan on the Maturity Date.

     Section 2.6 Agent's Right to Fund. Unless Agent shall have received notice from a Lender prior to 12:00 noon (Seattle, Washington time) on the date of any Loan that such Lender will not make available to Agent such Lender's Percentage Interest of the requested borrowing, Agent may assume that such Lender has made such funds available to Agent on the date of such Loan in accordance with Section 2.3 hereof and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to Agent and if Agent shall have advanced such portion to Borrower, such Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at (a) in the case of Borrower, the Applicable Interest Rate (b) in the case of such Lender, the Federal Funds Rate. Any such repayment by Borrower shall be without prejudice to any rights it may have against any Lender that has failed to make its funds available for any requested borrowing.

     Section 2.7  Interest on Loans.

          (a) General Provisions. Borrower agrees to pay to Agent for the account of each Lender interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan shall be due and payable at a per annum rate equal to the Applicable Interest Rate, and, if default shall occur in the payment when due of any such Loan, from the maturity of that Loan until it is paid in full at a per annum rate equal to two percentage points (2%) above the Adjusted Reference Rate (changing as the Reference Rate changes). Accrued but unpaid interest on each LIBOR Rate Loan shall be paid in arrears on the last day of each Applicable Interest Period, on the date of any principal payment (to the extent accrued on the principal amount paid), on the Maturity Date, and, for each LIBOR Rate Loan having an Applicable Interest Period longer than three months, on the 90th day of such Applicable Interest Period or at the end of the first three months of such Applicable Interest Period, as the case may be. Accrued but unpaid interest on each Reference Rate Loan shall be paid on the last Business Day of each calendar quarter commencing on June 30, 1997 and continuing on the last Business Day of each calendar quarter thereafter and on the date of any principal payment (to the extent accrued on the principal amount paid) and on the Maturity Date. Unpaid interest accruing on amounts in default shall be payable on demand.

          (b) Selection of Alternative Rates. Borrower may, subject to the requirements of this Section 2.7(b), on at least three (3) Business Days' prior written notice elect to have interest accrue on any Loan or any portion thereof at an Adjusted LIBOR Rate for an Applicable Interest Period. Such notice (herein, an "Interest Rate Notice") shall be deemed delivered on receipt by Agent except that an Interest Rate Notice received by Agent after 11:00 a.m. (Seattle, Washington time) on any Business Day shall be deemed to be received on the immediately succeeding Business Day. Such Interest Rate Notice shall identify, subject to the conditions of this Section 2.7(b), the Loan or portions thereof and the Applicable Interest Period which Borrower selects. Any such Interest Rate Notice shall be irrevocable. On receipt of such Interest Rate Notice, Agent shall promptly notify each Lender by telephone (confirmed promptly by telex or facsimile transmission) of the information set forth in the Interest Rate Notice. Borrower's right to select an Adjusted LIBOR Rate to apply to a Loan or any portion thereof shall be subject to the following conditions: (i) the aggregate of all Loans or portions thereof to accrue interest at a particular Adjusted LIBOR Rate for the same Applicable Interest Period shall be an integral multiple of One Million Dollars ($1,000,000) and not less than Five Million Dollars ($5,000,000); (ii) Borrower shall not have selected more than six (6) different Adjusted LIBOR Rates or Applicable Interest Periods to be applicable to portions of the Loans at any one time; (iii) an Adjusted LIBOR Rate may not be selected for any Loan or portion thereof which is already accruing interest at an Adjusted LIBOR Rate unless such selection is only to become effective at the maturity of the Applicable Interest Period then in effect; (iv) Agent or any Lender shall not have given notice pursuant to Section 2.7(d) hereof that the Adjusted LIBOR Rate selected by Borrower is not available; (v) no Default or Event of Default shall have occurred and be continuing and (vi) if Borrower elects to have some portion (but less than all) of the Loans accrue interest at a designated Adjusted LIBOR Rate, Borrower shall select a portion of each Lender's Loans to accrue interest at such rate in proportion to its respective Percentage Interest. In the absence of an effective request for the application of an Adjusted LIBOR Rate, the Loans or remaining portions thereof shall accrue interest at the Adjusted Reference Rate. Any Interest Rate Notice which specifies an Adjusted LIBOR Rate but fails to identify an Applicable Interest Period shall be deemed to be a request for an Adjusted LIBOR Rate for an Applicable Interest Period of one (1) month. The Interest Rate Notice may be given with and contained in any Notice of Borrowing. If Borrower delivers an Interest Rate Notice with any Notice of Borrowing for a Loan and Borrower thereafter declines to take such Loan or a condition precedent to the making of such Loan is not satisfied or waived, Borrower shall indemnify Agent and each Lender for all losses and any costs which Agent or any Lender may sustain as a consequence thereof including, without limitation, the costs of redeployment of funds at rates lower than the cost to Lenders of such funds. A certificate of Agent or any Lender setting forth the amount due to it pursuant to this subparagraph (b) and the basis for, and the calculation of, such amount shall be prima facie evidence of the amount due pursuant to this subparagraph (b). Payment of the amount owed shall be due within fifteen (15) days after Borrower's receipt of such certificate.

          (c) Applicable Days For Computation of Interest. All computations of interest for Reference Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All other computations of interest shall be made on the basis of a year of three hundred sixty (360) days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

          (d) Unavailable LIBOR Rate. If any Lender determines that for any reason fair and adequate means do not exist for establishing a particular LIBOR Rate or that accruing interest on any Loan at an Adjusted LIBOR Rate by such Lender has become unlawful, such Lender may give notice of that fact to Agent and Borrower and such determination shall be conclusive and binding absent manifest error. After such notice has been given and until such Lender notifies Borrower and Agent that the circumstances giving rise to such notice no longer exist, such Adjusted LIBOR Rate shall no longer be available in respect of Loans. Thereafter, any request by Borrower to have interest accrue on a Loan at such an Adjusted LIBOR Rate shall be deemed to be a request for interest to accrue at the Adjusted Reference Rate. If the circumstances giving rise to the notice described herein no longer exist, the Lender shall notify Borrower and Agent in writing of that fact, and Borrower shall then once again become entitled to request that such an Adjusted LIBOR Rate apply to the Loans in accordance with Section 2.7(b) hereof.

     Section 2.8 Compensation for Increased Costs. In the event that after the date hereof any change occurs in any applicable law, regulation, guideline, treaty or directive or interpretation thereof by any authority charged with the administration or interpretation thereof or in any applicable condition imposed by any such authority, or any condition is imposed by any authority after the date hereof which:

          (a) subjects any Lender to any Tax, or changes the basis of taxation of any payments to any Lender on account of principal of or interest on any LIBOR Rate Loan, such Lender's Note (to the extent such Note evidences LIBOR Rate Loans) or other amounts payable with respect to LIBOR Rate Loans (other than a change in the rate of Taxes based solely on the overall net or gross income of such Lender); or

          (b) imposes, modifies or determines applicable any reserve, deposit or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, any office of any Lender in connection with its LIBOR Rate Loans to the extent the amount of which is in excess of, or was not applicable at the time of computation of, the amounts provided for in the definition of the related LIBOR Rate; or

          (c) affects the amount of capital required to be maintained by banks generally or by corporations controlling banks and any Lender determines that the amount by which such Lender or any corporation controlling such Lender is required or expected to maintain or increase its capital is increased by, or based upon, the existence of this Agreement or of such Lender's Loans or Commitment hereunder;

          (d) imposes upon any Lender any other condition with respect to its LIBOR Rate Loans or its obligation to make LIBOR
Rate Loans;

which, as a result thereof, (i) increases the cost to any Lender of making or maintaining its Loans or its Commitment hereunder, or (ii) reduces the net amount of any payment received by any Lender in respect of its Loans (whether of principal, interest, commitment fees or otherwise), or (iii) requires any Lender to make any payment on or calculated by reference to the gross amount of any sum received by it in respect of its Loans, in each case by an amount which such Lender in its sole judgment deems material, then and in such case Borrower shall pay to Agent for the account of such Lender on demand such amount or amounts as will compensate such Lender (on an after-tax basis) for any increased cost, deduction or payment actually incurred or made by such Lender. The demand for payment by any Lender shall be delivered to both Agent and Borrower and shall state the subjection or change which occurred or the reserve or deposit requirements or other conditions which have been imposed upon such Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such cost, reduction or payment and the manner in which such amount has been calculated. The statement of any Lender as to the additional amounts payable pursuant to this Section 2.8 shall be prima facie evidence of the amounts payable hereunder provided, however, that the Borrower shall not be liable for any such amount attributable to any period prior to the date one hundred eighty (180) days prior to the date that any officer at such Lender knew or reasonably should have known of such claim for reimbursement or compensation.

     The protection of this Section 2.8 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the relevant law, regulation, guideline, treaty, directive, condition or interpretation thereof. In the event that Borrower pays any Lender the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this Section 2.8, and such charge, deduction or payment or any part thereof is subsequently returned to such Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, guideline, treaty, directive or condition, then such Lender shall remit to Borrower the amount paid by Borrower which has actually been returned to such Lender (together with any interest actually paid to Lender on such returned amount), less Borrower's pro rata share of such Lender's costs and expenses incurred in connection with such governmental regulation or any challenge made by such Lender with respect to its validity or applicability.

     Section 2.9 Prepayments. Upon one (1) Business Day's prior written notice to Agent specifying the amount and date of any proposed prepayment, Borrower shall have the right to prepay the Loans in whole or in part, provided that each partial prepayment of principal shall be an integral multiple of One Million Dollars ($1,000,000) but not less than Five Million Dollars ($5,000,000). Reference Rate Loans may be repaid at any time without penalty or premium. If a LIBOR Rate Loan is paid prior to the end of the Applicable Interest Period, Borrower shall indemnify Agent and each Lender for all reasonable losses and any reasonable costs which Agent or any Lender may sustain as a consequence thereof including, without limitation, the reasonable costs of redeployment of funds at rates lower than the cost to Lenders of such funds. A certificate of Agent or any Lender setting forth the amount due to it pursuant to this Section 2.9 and the basis for, and the calculation of, such amount shall be prima facie evidence of the amount due pursuant to this Section 2.9. Payment of the amount owed shall be due within fifteen (15) days after Borrower's receipt of such certificate. Such an indemnity payment will be required in all circumstances where such a Loan is paid prior to the end of the Applicable Interest Period, regardless of whether such payment is voluntary, mandatory, required pursuant to Section 2.5(a) hereof, or the result of Agent's or Lenders' collection efforts.

     Section 2.10 Notes. The Loans shall be evidenced by promissory notes of Borrower substantially in the form of Exhibit A hereto, with appropriate insertions, payable to the order of the Lenders, dated as of the date hereof, and for each Lender in the face amount of such Lender's Commitment (the "Notes").

     Section 2.11  Manner of Payments.

          (a) All payments and prepayments of principal and interest on any Loan and all other amounts payable hereunder by Borrower to Agent or any Lender shall be made by paying the same in United States Dollars and in immediately available funds to Agent at its Commercial Loan Service Center, Seattle, Washington not later than 10:00 a.m. (Seattle, Washington time) on the date on which such payment or prepayment shall become due. All payments to be made by Borrower shall be made without set-off, recoupment or counterclaim.

          (b) Whenever any payment hereunder or under any other Loan Document shall be stated to be due or whenever the last day of any interest period would otherwise occur on a day other than a Business Day, such payment shall be made and the last day of such interest period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest or commitment fees, as the case may be, unless such extension would cause such payment to be made or the last day of such interest period to occur in the next following calendar month, in which case such payment shall be due and the last day of such interest period shall occur on the next preceding Business Day and such reduction of time shall in such case reduce the amount of interest and commitment fees accruing in such period accordingly.

     Section 2.12 Application of Payments. Any payments made by Borrower in respect of amounts owing by it hereunder or under any other Loan Document shall be applied in the manner directed by Borrower and, in the absence of any such direction, such payments and any prepayments of any Loan shall be applied first against fees, expenses and indemnities due hereunder; second, against interest due on matured obligations in respect of any Letter of Credit, if any; third, against interest due on amounts in default on any Loan, if any; fourth, against interest due on any Loan; fifth, against matured obligations in respect of any Letter of Credit, if any; sixth, against Loan principal amounts in default; seventh, against Loan principal until the Loans are paid in full; and thereafter as collateral security for obligations in respect of unmatured Letters of Credit. Any payments received by Agent or any Lender by any means and from any source after the occurrence and during the continuation of an Event of Default shall be applied to such portions of Borrower's obligations hereunder or under any other Loan Document and in such order as Majority Lenders may elect in their sole discretion or, in the absence of such an election, in such order as Agent may elect in its sole discretion.

     Section 2.13  Fees.

          (a) Unused Commitment Fees. Borrower agrees to pay to Agent for the account of Lenders in proportion to their Percentage Interests an unused commitment fee on the unused portion of the Total Commitment computed daily at a per annum rate equal to the Unused Commitment Fee Rate. Unused commitment fees shall be payable in arrears on the last Business Day of each calendar quarter, on the Maturity Date, and on demand after default. Computations of unused commitment fees shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. As used herein the "Unused Commitment Fee Rate" shall be determined in accordance with the following table:

                                  Unused Commitment Fee Rate
     Leverage Rating              (expressed per annum)
     --------------               ---------------------
        Level 1                   12.5 basis points (0.125%)
        Level 2                   25 basis points (0.25%)
        Level 3                   30 basis points (0.30%)
        Level 4                   37.5 basis points (0.375%)
        Level 5                   45 basis points (0.45%)

          (b) Facility Fee. Borrower agrees to pay to Agent for the account of Lenders in proportion to their Percentage
Interests, a facility fee in an amount equal to 5 basis points
(0.05%) of the Total Commitment payable on the execution and delivery of this Agreement.

          (c) Agency Fees. Borrower agrees to pay to Agent, for its own account the fees described in that certain letter agreement dated as of the date hereof by and between Borrower and Agent.

     Section 2.14 Sharing of Payments, Etc. Each borrowing of Loans from Lenders under Section 2.1 hereof will be made pro rata in accordance with each Lender's Percentage Interest. Each payment and prepayment of the Loans and each payment of interest on the Loans will be made pro rata to each Lender in accordance with its Percentage Interest. If any Lender shall obtain any payment in respect of Borrower's obligations under this Agreement or the Notes (whether voluntary or involuntary, through the exercise of any right of set-off or otherwise) in excess of the share which it would have been entitled to receive had such payment been made to Agent for the account of the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, but if any of such excess payment is afterward recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored, without interest, to the extent of such recovery. Borrower authorizes the purchase of such participations and agrees that any Lender so purchasing a participation from another Lender may exercise all its rights to payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     Section 2.15 Extension of Maturity Date. Borrower may request that Lenders extend the Maturity Date for a period of one
(1) additional calendar year by notifying Lenders and Agent in writing on a day after the first anniversary date of this Agreement and not less than ninety (90) days prior to the Maturity Date. Each Lender shall provide Borrower and Agent with written notice of its consent or refusal to consent to such extension within forty-five (45) days of the date on which Borrower provides Agent and Lenders with a written request for such an extension. If all Lenders provide Borrower and Agent with such a written notice the Maturity Date shall be extended for a period of one (1) additional calendar year. If any Lender in its sole discretion does not provide a written notice evidencing its consent as herein provided, the request for extension shall be deemed denied by all Lenders.

     Section 2.16  Replacement of Lender.

          (a) In the event that any Lender makes a demand for payment pursuant to Section 2.8 hereof or any Lender has suspended its funding of LIBOR Rate Loans hereunder, Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender in accordance with this
Section 2.16.

          (b) If Borrower determines to replace a Lender pursuant to this Section 2.16, Borrower shall have the right to replace such Lender with an entity that is an Eligible Assignee (a "Replacement Lender") provided that such Replacement Lender
(i) if it is not already a Lender, shall be acceptable to Agent, which acceptance shall not be unreasonably withheld, (ii) shall, in its sole discretion, unconditionally agree in writing (with a copy to Agent) to purchase on a date therein specified all of the rights hereunder and under the other Loan Documents of the Lender being replaced and all of the interest in the Loans owing to such Lender without recourse at the principal amount of such Note (the interest and fees accrued thereon to the date of such purchase shall be paid to the Lender being replaced when the same become due and owing) and an amount equal to losses and costs which will be sustained by the Lender being replaced as a consequence of such sale resulting from the selling Lenders redeployment of funds at rates lower than the Applicable Interest Rate thereunder shall be reimbursed by Borrower as provided herein, and
(iii) shall, if such Replacement Lender is not already a Lender, execute and deliver to Agent an Assignment and Acceptance substantially in the form of Exhibit D hereto pursuant to which such Replacement Lender becomes a party hereto with a Commitment equal to that of the Lender being replaced.

          (c) Upon (i) satisfaction of the requirements set forth in subsection 2.16(b) hereof, (ii) payment to such Lender by the Replacement Lender of the purchase price in immediately available funds, (iii) payment to the Lender being replaced by Borrower of all requested increased costs or additional amounts accrued to the date of such purchase which Borrower is obligated to pay under Section 2.8 hereof, all amounts which would have been paid for the account of such Lender under Section 2.9 hereof had all of the Loans been fully prepaid on the date of replacement, and all other amounts owed by Borrower to such Lender hereunder (other than the principal of and interest on the Loans of such Lender purchased by the Replacement Lender and interest and fees accrued thereon to the date of purchase), and (iv) the Replacement Lender shall constitute a "Lender" hereunder with a Commitment as so specified and the Lender being so replaced shall no longer constitute a "Lender" hereunder (and this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Replacement Lender) and the Lender being replaced shall be relieved of its obligations hereunder. Notwithstanding anything in this
Section 2.16 to the contrary, the provisions of the Loan Documents shall continue to inure to the benefit of the Lender being replaced as to all matters occurring prior to the date of replacement.

                           ARTICLE 3

                       LETTERS OF CREDIT

     Section 3.1  Letters of Credit.  Borrower may request that
Agent issue letters of credit for Borrower's account in accordance with the terms and conditions of this Article 3.

     Section 3.2  Manner of Requesting Letters of Credit.

          (a) Letter of Credit Requests. From time to time during the Commitment Period, Borrower may request that Agent issue standby letters of credit for Borrower's account or extend or renew existing Letters of Credit. Such a request will be made by delivering a written request for the issuance, extension or renewal of such a letter of credit to Agent not later than 11:00 a.m. (Seattle, Washington time) at least one (1) Business Day prior to the date a new letter of credit is to be issued or an existing letter of credit is scheduled to expire, provided that, any request given orally shall be confirmed by Borrower in a writing delivered to Agent not later than 12:00 noon (Seattle, Washington time) on the date such oral request is made. Each such request shall be deemed to constitute a representation and warranty by Borrower that as of the date of such request, the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing. Each such request shall specify the face amount of the requested Letter of Credit, the proposed date of expiration, the name of the intended beneficiary thereof, and whether such Letter of Credit is an extension or renewal of an existing Letter of Credit. Each letter of credit requested hereunder (i) shall be in a face amount such that after issuance of such letter of credit (A) the Total Utilization will not exceed the Total Commitment and (B) the Letter of Credit Usage would not exceed $20,000,000; (ii) shall be in a face amount which is an integral multiple of $100,000 and not less than $1,000,000; (iii) shall have an expiration date not later than the earlier of (A) twelve
(12) months after the issuance or renewal date of such Letter of Credit or (B) ninety (90) days after the Maturity Date; and
(iv) at all times after the occurrence of a Borrowing Base Activation Event shall be in a face amount such that after issuance of such Letter of Credit, the Total Utilization will not exceed the Borrowing Base. Each request for the issuance, renewal or extension of a letter of credit hereunder where such letter of credit will have an expiration date later than the Maturity Date shall be accompanied by a deposit of cash collateral in the amount of such proposed letter of credit to be held by Agent in an interest bearing account as security for all of Borrower's obligations under this Agreement and the other Loan Documents. Any such deposits together with any interest accrued thereon shall be returned to Borrower upon the expiration of the applicable Letter of Credit and the payment by Borrower of all amounts owing hereunder in respect thereof.

          (b) Letter of Credit Fees. Borrower agrees to pay to Agent for the account of Lenders in proportion to their Percentage Interests, a standby letter of credit fee on the face amount of each Letter of Credit from the date such Letter of Credit is issued until such Letter of Credit shall be terminated or drawn at a per annum rate equal to the Letter of Credit Fee Rate. Standby letter of credit fees shall be payable in arrears on the last Business Day of each calendar quarter, on the Maturity Date, and on demand after default. Computations of standby letter of credit fees shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Borrower agrees to pay to Agent for its own account (a) an issuance fee equal to 12.5 basis points (0.125%) of the face amount of each Letter of Credit issued hereunder, and (b) other standby letter of credit fees calculated and payable in accordance with Agent's normal and customary practices. As used herein the "Letter of Credit Fee Rate" shall be determined in accordance with the following table:

                                  Letter of Credit Fee Rate
     Leverage Rating              (expressed per annum)
     ---------------              ---------------------
        Level 1                   50 basis points (0.50%)
        Level 2                   62.5 basis points (0.625%)
        Level 3                   75 basis points (0.75%)
        Level 4                   87.5 basis points (0.875%)
        Level 5                   100 basis points (1.00%)

          (c) Letter of Credit Application Forms. At the request of Agent, Borrower shall execute a letter of credit application in the standard form then used by Agent (which shall not include terms inconsistent with this Agreement), in respect of each Letter of Credit requested hereunder.

          (d) Issuance of Letter of Credit. Subject to the satisfaction of the conditions precedent set forth in Article 4 and Borrower's compliance with the terms of this Section 3.2, Agent shall issue and deliver its letter of credit to Borrower or to the designated beneficiary at such address as Borrower may specify. New Letters of Credit and extensions or renewals of existing Letters of Credit shall be in a form acceptable to Agent.

     Section 3.3 Indemnification; Increased Costs. Borrower agrees to indemnify Agent and any Lender on demand for any and all additional costs, expenses, or damages incurred by such Agent or Lender, directly or indirectly, arising out of the issuance, extension or renewal of any Letter of Credit or the purchase of any Letter of Credit Risk Participation, including, without limitation, any costs of maintaining reserves in respect thereof and any premium rates imposed by the Federal Deposit Insurance Corporation in connection therewith. A certificate as to such additional amounts submitted to Borrower by Agent or such Lender shall be prima facie evidence of the amounts due hereunder.

     If at any time after the date hereof the introduction of or any change in applicable law, rule, or regulation or in the interpretation or the administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Agent or Lender with any requests directed by any such Governmental Authority (whether or not having the force of law) shall, with respect to any Letter of Credit or Letter of Credit Risk Participation subject Agent or such Lender to any Tax or impose, modify, or deem applicable any reserve, special deposit, or similar requirements against assets of, deposits with or for the account of, credit extended by Agent or such Lender or shall impose on Agent or such Lender any other conditions affecting the Letters of Credit or Letter of Credit Risk Participations and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing a Letter of Credit or holding a Letter of Credit Risk Participation or to reduce the amount of any sum received or receivable by Agent or such Lender hereunder with respect to the Letters of Credit or Letter of Credit Risk Participations, then, upon demand by Agent or such Lender, Borrower shall pay to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such increased cost or reduction. The written statement of any Lender as to the additional amounts payable pursuant to this Section 3.3 shall be prima facie evidence of the amounts due hereunder provided, however, that the Borrower shall not be liable for any such amount attributable to any period prior to the date one hundred eighty (180) days prior to the date that any officer at such Lender knew or reasonably should have known of such claim for reimbursement or compensation.

     Borrower agrees to indemnify and hold Agent and each Lender (an "Indemnitee") harmless from and against any and all (a) Taxes and other fees payable in connection with Letters of Credit, Letter of Credit Risk Participations or the provisions of this Agreement relating thereto, and (b) any and all actions, claims, damages, losses, liabilities, fines, penalties, costs, and expenses of every nature, including reasonable attorneys' fees, suffered or incurred by the Indemnitee otherwise arising out of or relating to this Article 3, any Letter of Credit, or any Letter of Credit Risk Participation; provided, however, any indemnification under this Section 3.3 shall not apply to the extent that any such action, claim, damage, loss, liability, fine, penalty, cost, or expense arises out of or is based solely upon the Indemnitee's willful misconduct or gross negligence.

     Section 3.4 Payment by Borrower. Borrower agrees to fully reimburse Agent for all amounts paid by Agent under any Letter of Credit and to pay interest thereon at the Adjusted Reference Rate from the date Agent makes such payment until the next Business Day following the date of any demand for reimbursement by Agent. Such payment shall be made in immediately available funds at Agent's Commercial Loan Processing Center not later than 11:00 a.m. (Seattle, Washington time) on the next Business Day following the date of any demand for reimbursement by Agent; provided, that, if Agent so elects pursuant to the terms of
Section 8.2 hereof, following the occurrence and during the continuance of an Event of Default, an amount equal to the face amount of each Letter of Credit shall become immediately due and payable. If Borrower shall default in its obligations to reimburse Agent or to make any other payment required hereunder, interest shall accrue on the unpaid amount thereof at a per annum rate equal to two (2) percentage points above the Adjusted Reference Rate (changing as the Reference Rate changes) from the date such amount becomes due and payable until payment in full by Borrower. Interest payable under this Section 3.4 on amounts paid by Agent under any Letter of Credit shall be calculated on the basis of a year of 360 days and shall be payable on demand.

                           ARTICLE 4

                     CONDITIONS TO ADVANCES

     Section 4.1 Conditions to Initial Advance. In addition to the conditions set forth in Section 4.2 hereof, the obligations of each Lender to make its initial Loan hereunder and the obligation of Agent to issue its initial Letter of Credit hereunder, are subject to fulfillment of the following:

          (a) Borrower Documents. Agent shall have received the Borrower Documents, each duly executed and delivered by Borrower and the other parties thereto.

          (b) Borrower Authority. Agent shall have received in form and substance satisfactory to it (i) a copy of a resolution adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and the other Borrower Documents certified by the Secretary of Borrower;
(ii) evidence of the authority and specimen signatures of the persons who have signed this Agreement and the other Borrower Documents; (iii) Certificates of Good Standing dated as of a recent date issued by the Secretary of State of Minnesota in respect of Borrower; and (iv) such other evidence of corporate authority as Agent shall reasonably require.

          (c) Legal Opinion. Agent, on behalf of each Lender, shall have received the legal opinions of Wilson Sonsini Goodrich & Rosati, Dorsey & Whitney LLP and Steven P. Arnold, each as counsel to Borrower, substantially in the forms attached hereto as Exhibits C-1, C-2 and C-3 and each dated as of the date hereof.

          (d) Officer's Certificate. Agent shall have received an Officer's Certificate of Borrower as to the accuracy of Borrower's representations and warranties set forth in Article 5 and as to the absence of any Default or Event of Default.

          (e) Evidence of Insurance. Agent shall have received certificates of insurance evidencing insurance required to be maintained by Borrower under this Agreement or, in the alternative, an Officer's Certificate of Borrower setting forth a schedule of the insurance so maintained by Borrower.

          (f) Other Information. Agent shall have received such other statements, opinions, certificates, documents, undertakings and information with respect to the matters contemplated by this Agreement and the other Loan Documents as Agent or any Lender may reasonably request.

          (g) Prior Credit Agreement. Agent shall have received evidence satisfactory to it that the Prior Credit Agreement has been terminated and that all amounts owing thereunder, including, without limitation, accrued interest and commitment fees, have been paid in full.

     Section 4.2 Conditions to All Advances. The obligations of each Lender to make any Advance hereunder, including the initial Advance, and the obligation of Agent to issue any Letter of Credit, are subject to fulfillment of the following conditions:

          (a) Notice of Borrowing. If such Advance is a Loan, Agent shall have received the Notice of Borrowing in respect of such Loan, and, if such Advance is a Letter of Credit, Agent shall have received from Borrower a request therefor complying with the requirements of Section 3.2 hereof.

          (b) Default, Etc. At the date of the Advance, no Default or Event of Default shall have occurred and be continuing or will have occurred as the result of the making of the Advance; and the representations and warranties of Borrower in Article 5 shall be true on and as of such date with the same force and effect as if made on and as of such date.

                           ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Lenders and Agent as follows:

     Section 5.1 Corporate Existence and Power. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota. Borrower is duly qualified to do business in each other jurisdiction where the nature of its activities or the ownership of its properties requires such qualification, except where the failure to so qualify would not be reasonably expected to have a material adverse effect on the business, operations or financial condition of Borrower. Borrower has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Loan Documents.

     Section 5.2 Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents and any borrowing hereunder or thereunder, and the request for the issuance of any Letter of Credit hereunder or thereunder, have been duly authorized by all necessary corporate action of Borrower, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Borrower, except such as have been obtained (certified copies thereof having been delivered to Agent), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected.

     Section 5.3 Government Approvals, Etc. No Government Approval or filing or registration with any Governmental Authority is required for the execution and delivery of the Loan Documents, in connection with the performance by Borrower of all its obligations required to be performed under the Loan Documents prior to the date on which this representation is made or deemed to have been made, or in connection with any of the transactions contemplated thereby, except such as have been heretofore obtained and are in full force and effect.

     Section 5.4 Binding Obligations, Etc. This Agreement has been duly executed and delivered by Borrower and constitutes, and the other Loan Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except that the enforceability thereof may be affected by bankruptcy, insolvency, moratorium and other similar laws affecting the rights and remedies of creditors generally and by the effect of general principles of equity.

     Section 5.5 Litigation. Except as reflected in the financial statements referred to in Section 5.6 hereof or otherwise set forth on Schedule 2 to the Disclosure Letter, there are no actions, proceedings, investigations, or claims against or affecting Borrower or any Subsidiary now pending before any court, arbitrator or Governmental Authority (nor to the knowledge of Borrower has any thereof been threatened nor does any basis exist therefor) which would be reasonably expected to have a material adverse effect on (a) the business, operations or consolidated financial condition of Borrower; or (b) the ability of Borrower to perform its obligations under this Agreement and the other Loan Documents.

     Section 5.6 Financial Condition. The consolidated balance sheet of Borrower and the Subsidiaries as at August 29, 1996, and the related statements of income and retained earnings of Borrower and the Subsidiaries for the fiscal year then ended, and the consolidated balance sheet of Borrower and the Subsidiaries as at February 27, 1997, and the related statements of income and retained earnings of Borrower and the Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to Agent and Lenders, fairly present in all material respects the consolidated financial condition of Borrower and the Subsidiaries as at such dates and the consolidated results of operations of Borrower for the periods then ended, all in accordance with GAAP. Since February 27, 1997 there has been no material adverse change in the financial condition or operations of Borrower or any Subsidiary.

     Section 5.7 Title and Liens. Borrower and each Subsidiary has good and indefeasible title to the respective real properties reflected in the financial statements referred to in Section 5.6 hereof and good title to all of its other properties and assets (other than patents, trademarks, service marks, trade names, copyrights, mask works, contractual franchises and other comparable items of intellectual property) reflected in such financial statements (in each case, except such as have been since sold or otherwise disposed prior to the date of this Agreement in the ordinary course of business or after the date of this Agreement in accordance with the terms hereof). All such real and personal properties are subject to no Lien of any kind except Liens permitted under this Agreement. All leases necessary in any material respect for the conduct of the business of Borrower and each Subsidiary are valid and subsisting and are in full force and effect.

     Section 5.8 Environmental Laws, Etc. All properties of Borrower and each Subsidiary and Borrower's and such Subsidiary's use thereof comply in all material respects with applicable zoning and use restrictions and with applicable laws and regulations relating to the environment including, without limitation, the Environmental Laws. Except as disclosed on
Schedule 8 to the Disclosure Letter, without limiting the foregoing, no Hazardous Substances have been generated, manufactured, refined, transferred, stored, treated, transported, handled, managed, discharged or disposed of, whether by Borrower or, to the best of Borrower's knowledge, by any other person onto, upon, over, beneath or from any real property owned by Borrower or other premises owned, leased, operated, used or held at any time by Borrower or any of the ground water beneath any such premises (collectively, the "Premises") which in any fashion could reasonably be expected to result in Borrower, Agent or any Lender incurring or suffering at any time any material loss, liability, damages, or obligations including liability for cleanup and recovery costs and expenses. Except as disclosed on
Schedule 8 to the Disclosure Letter, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions at or in connection with the Premises which could reasonably be expected to interfere with or prevent continued compliance with any material laws or regulations pertaining to underground storage tanks or any other Environmental Laws or give rise to any legal liability or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigation against or affecting Borrower under the Environmental Laws. There has been no disposal from the Premises by Borrower (or to the best of Borrower's knowledge, by any other person) directly or indirectly of any Hazardous Substances to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under Superfund or any site listed on any priority cleanup list compiled by any Governmental Authority.

     Section 5.9 Taxes. Borrower and each Subsidiary has filed all tax returns and reports required of it, and to the best of Borrower's knowledge, has paid all Taxes which are due and payable, or has provided adequate reserves for payment of any Taxes whose payment is being contested. The charges, accruals and reserves on the books of Borrower and each Subsidiary in respect of Taxes for all fiscal periods to date are accurate. There are no material disputes between Borrower or any Subsidiary and any Governmental Authority with respect to any Taxes except as disclosed in the balance sheet referred to in Section 5.6 hereof or otherwise disclosed to Agent and Lenders in writing prior to the date of this Agreement.

     Section 5.10 Pari Passu Ranking. The obligations of Borrower to pay the principal of and interest on any Loan and all other amounts payable hereunder rank at least pari passu both as to payment and as to security with all other Indebtedness and other obligations of Borrower now existing or hereafter incurred (except (i) Indebtedness given preference as a matter of law including, without limitation, salary obligations and pension contribution claims; and (ii) as to security, for Indebtedness secured by Liens permitted pursuant to Section 7.6 hereof).

     Section 5.11 Laws, Orders, Other Agreements. Neither Borrower nor any Subsidiary is in violation of or subject to any contingent liability on account of any laws, statutes, rules, regulations and orders of any Governmental Authority, except for violations which in the aggregate would not be reasonably expected to have a material adverse effect on the business, operations or financial condition of Borrower or such Subsidiary. Neither Borrower nor any Subsidiary is in material breach of or default under any material agreement to which it is a party or which is binding on it or any of its assets.

     Section 5.12 Federal Reserve Regulations. Neither Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. Borrower will furnish to Agent or any Lender on request a statement conforming with the requirements of Regulation U.

     Section 5.13  ERISA.

          (a) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of Borrower or affect materially the ability of Borrower to perform the Loan Documents.

          (b) No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which is not otherwise exempt and which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 of ERISA or
Section 4975 of the Code.

          (c) No Pension Plan or trust has been terminated, except in accordance with the Code, ERISA, and the regulations of the Internal Revenue Service and the PBGC as applicable to solvent plans in which benefits of participants are fully protected. No "reportable event" as defined in Section 4043 of ERISA has occurred for which notice has not been waived or for which alternative notice procedures are permitted.

          (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

          (e) The required allocations and contributions to Pension Plans will not violate Section 415 of the Code.

          (f) Neither Borrower nor any Subsidiary has any withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan nor would it be subject to any such withdrawal liability in excess of One Million Dollars
($1,000,000) if it withdrew from any such plan or if its participation therein were otherwise terminated.

     Section 5.14  Subsidiaries.  Schedule 1 to the Disclosure
Letter accurately sets forth the names and jurisdictions of incorporation or organization of each Subsidiary.

     Section 5.15 Patents, Licenses, Franchises, Etc. Except as set forth in the Forms 10K for the fiscal year ended August 29, 1996 and the Forms 10Q for the fiscal quarters ended November 28, 1996 and February 27, 1997, respectively, and in each case as filed or amended and filed with the Securities and Exchange Commission by Borrower, (a) Borrower and the Subsidiaries own or are licensed to use or otherwise have the right to use (or could obtain such ownership or licenses or rights on terms and under circumstances that could not reasonably be expected to have a material adverse effect on Borrower's ability to perform its obligations under this Agreement or on the business, operations or financial condition of Borrower and the Subsidiaries, taken as a whole) all of the patents, trademarks, service marks, trade names, copyrights, mask works, contractual franchises and other items of comparable intellectual property together with all other rights that are reasonably necessary for the operation of their respective businesses, and (b) there are no pending or, to the best knowledge of Borrower, threatened claims that any slogan or other advertising device, product, process, method, substance, part or other material now employed by Borrower or any Subsidiary infringes upon any rights held by any other person, except where the consequences of any failure to possess any right under clause (a) or such infringement under clause (b) could not reasonably be expected to have a material adverse effect on Borrower's ability to perform its obligations under this Agreement or on the business, operations or financial condition of Borrower and the Subsidiaries, taken as a whole.

     Section 5.16  Not Investment Company, Etc.  Borrower is not
(a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended; or (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 5.17 Representations as a Whole. This Agreement, the other Loan Documents and the financial statements referred to in Section 5.6 hereof, taken as a whole and taken together with the Form 10K most recently filed by Borrower with the Securities and Exchange Commission and the Forms 10Q filed by Borrower since the filing of such Form 10K, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading in the context made. Projections and forecasts clearly identified as such and provided by Borrower to Agent or any Lender are not "facts" for purposes of this Section 5.17. Each such projection and forecast was made by Borrower in good faith and represents Borrower's best estimate of the matters projected or forecasted therein as of the date on which such projection or forecast was made.

                           ARTICLE 6

                     AFFIRMATIVE COVENANTS

     So long as Agent or any Lender shall have any Commitment hereunder or there shall be any outstanding Letter of Credit Usage and until payment in full of each Loan and the Notes and performance of all other payment obligations of Borrower under this Agreement and the other Loan Documents, Borrower agrees to do all of the following unless Agent (with the consent of Majority Lenders) shall otherwise consent in writing.

     Section 6.1 Use of Proceeds. Borrower shall use the proceeds of the Loans and the Letters of Credit for acquisitions and general corporate purposes.

     Section 6.2 Payment. Borrower shall pay the principal of and interest on the Loans in accordance with the terms of this Agreement and the Notes and will pay when due all other amounts payable by Borrower hereunder and under any other Loan Document.

     Section 6.3 Preservation of Corporate Existence, Etc. Except as permitted by Section 7.2 hereof, Borrower shall, and shall cause each Subsidiary to, preserve and maintain their corporate existence, rights, franchises and privileges in the jurisdictions of their incorporation and will, and will cause each Subsidiary to, qualify and remain qualified as foreign corporations in each jurisdiction where qualification is necessary or advisable in view of their business and operations or the ownership of their properties, except where the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Borrower (on a consolidated basis).

     Section 6.4 Visitation Rights. At any reasonable time, and from time to time, Borrower shall permit Agent or any Lender to examine and make copies of and abstracts from its and any Subsidiary's records and books of account, to visit its and any Subsidiary's properties and to discuss the affairs, finances and accounts of Borrower and any Subsidiary with any of Borrower's officers, directors or employees provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, all visits to the properties of Borrower or any Subsidiary shall be made during regular business hours upon reasonable prior notice.

     Section 6.5 Keeping of Books and Records. Borrower shall keep and maintain and shall cause each Subsidiary to keep and maintain financial books of record and account sufficient to permit Borrower to prepare consolidated and consolidating financial statements in accordance with GAAP.

     Section 6.6 Maintenance of Property, Etc. Borrower shall maintain and preserve and shall cause each Subsidiary to maintain and preserve all of its properties in reasonably good working order and condition, ordinary wear and tear excepted, and will from time to time make (and cause each Subsidiary to make) all needed repairs, renewals and replacements to the extent required by prudent business practice.

     Section 6.7 Compliance with Laws, Etc. Borrower shall comply and shall cause each Subsidiary to comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to Borrower or any Subsidiary or to their respective operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings where reserves or other appropriate provisions required by GAAP shall have established therefor.

     Section 6.8 Other Obligations. Borrower shall pay and discharge and shall cause each Subsidiary to pay and discharge before the same shall become delinquent all material Indebtedness, Taxes and other obligations for which Borrower or any Subsidiary is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, could reasonably be expected to become by law a Lien upon assets of Borrower or any Subsidiary, except any thereof whose validity or amount is being contested in good faith by Borrower or such Subsidiary in appropriate proceedings where reserves or other appropriate provisions required by GAAP shall have established therefor.

     Section 6.9 Insurance. Borrower shall keep in force and shall cause each Subsidiary to keep in force upon all of Borrower's or such Subsidiary's properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry. From time to time, on request, Borrower will furnish to Agent certificates of insurance or, at Agent's request, certified copies of insurance policies evidencing such coverage.

     Section 6.10 Financial Information. Borrower shall deliver to Agent and each Lender:

          (a) Annual Audited Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and the Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows of Borrower and the Subsidiaries for such year, accompanied by the audit report thereon by independent certified public accountants selected by Borrower and reasonably satisfactory to Agent (which reports shall be prepared in accordance with generally accepted auditing standards and shall not be qualified by reason of restricted or limited examination of any material portion of the records of Borrower or any Subsidiary and shall contain no disclaimer of opinion or adverse opinion except such as Agent in its sole discretion determines to be immaterial);

          (b) Quarterly Unaudited Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of Borrower, the unaudited consolidated and consolidating balance sheet of Borrower as of the end of such fiscal quarter and the unaudited consolidated and consolidating statement of income and retained earnings of Borrower for the fiscal year to the end of such fiscal quarter, accompanied by an Officer's Certificate of Borrower certifying that such balance sheet and statement of income and retained earnings have been prepared in accordance with GAAP and present fairly the consolidated financial position and the results of operations of Borrower as of the end of and for such fiscal quarter and that since the fiscal year-end report referred to in clause (a) there has been no material adverse change in the financial condition or operations of Borrower or any Subsidiary as shown on the balance sheet as of said date;

          (c) Quarterly Compliance Certificates. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of Borrower and within ninety (90) days after the end of each of Borrower's fourth fiscal quarter, an Officer's Certificate in form reasonably acceptable to Agent certifying that as of the close of such fiscal quarter no Default or Event of Default had occurred and was continuing, and, further, setting forth calculations demonstrating compliance as of the end of such fiscal quarter with the financial covenants set forth in Sections 6.13 through
6.16 hereof, and, further, identifying the amount and nature of the Restricted Payments made during such fiscal quarter and the amount and nature of the Restricted Payments made during the period beginning on the date of this Agreement and continuing through the end of such fiscal quarter;

          (d) Monthly Borrowing Base Certificate, Etc. If a Borrowing Base Activation Event shall have occurred and be continuing, as soon as available and in any event within twenty
(20) days after the end of each calendar month ending after the occurrence of such Borrowing Base Activation Event (i) a borrowing base certificate setting forth calculations computing the Borrowing Base as of the end of the preceding calendar month, and (ii) a summary of aging of accounts receivable for Borrower in form acceptable to Agent as of the end of the preceding calendar month;

          (e) Financial Projections. As soon as available and in any event within ninety (90) days after the beginning of each fiscal year of Borrower, (i) a consolidated annual set of financial projections for Borrower for such fiscal year projecting the expected operations and expected financial condition of Borrower on a quarter-by-quarter basis; and (ii) an annual set of financial projections for Micron Custom Manufacturing Services, Inc. for such fiscal year projecting the expected operations and expected financial condition of Micron Custom Manufacturing Services, Inc. on a quarter-by-quarter basis;

          (f) Shareholder, SEC and Government Reports. As soon as available, all reports sent by Borrower to its shareholders and all 8K, 10Q and 10K reports filed by Borrower with the Securities and Exchange Commission ("SEC"), all within ten (10) days after filing with the SEC;

          (g) Schedule of Insurance. Within ninety (90) days after the beginning of each fiscal year of Borrower, certificates of insurance evidencing all insurance required to be maintained by Borrower under this Agreement, or, in the alternative, an Officer's Certificate setting forth a schedule of such insurance coverage; and

          (h) Other Information. All other statements, reports and other information as Agent or any Lender may reasonably request concerning the financial condition and business affairs of Borrower or any Subsidiary.

     Section 6.11 Notification. Promptly after any Responsible Officer learns thereof, Borrower shall notify Agent of (a) the details of any action, proceeding, investigation or claim against or affecting Borrower or any Subsidiary, instituted before any court, arbitrator or Governmental Authority or, to Borrower's knowledge threatened to be instituted, which, if determined adversely would be likely to result in a judgment or order against Borrower or any Subsidiary for more than Five Million
Dollars ($5,000,000) or to have a material adverse effect on the business, operations or financial condition of Borrower and the Subsidiaries taken as a whole; (b) any substantial dispute between Borrower or any Subsidiary and any Governmental
Authority; (c) any labor controversy which has resulted in or, to Borrower's knowledge, threatens to result in a strike which would materially affect the business operations of Borrower or any Subsidiary; (d) if Borrower, any Subsidiary or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1), (2), (5) or (6) of section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "reportable event" as defined in subsection (c)(2) of section 4043 of ERISA and Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, the notice of such reportable event given or required to be given to the PBGC; and (e) the occurrence of any Default or Event of Default.

     Section 6.12 Additional Payments; Additional Acts. From time to time and within thirty (30) days of demand by Agent, Borrower shall (a) pay or reimburse Agent and Lenders for all Taxes imposed on this Agreement and any other Loan Document; and
(b) pay or reimburse Agent for all reasonable expenses, including reasonable legal fees, actually incurred by Agent in connection with the preparation of this Agreement and the other Loan Documents, the making of any Loan or the issuance of any Letter of Credit. From time to time, promptly upon demand by Agent, Borrower shall (a) pay or reimburse Agent and Lenders for all reasonable expenses including reasonable out-of-pocket legal fees (including allocated charges of internal legal counsel) incurred in connection with the enforcement by judicial proceedings or otherwise of any of the rights of Agent or Lenders under this Agreement or any other Loan Document, (b) obtain and furnish to Agent evidence of all such Government Approvals as may be required to enable Borrower to comply with its obligations under the Loan Documents; and (c) execute and deliver all such other instruments and perform all such other acts as Agent or any Lender may reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.

     Section 6.13 Minimum Tangible Net Worth. Borrower shall maintain on a consolidated basis as of the end of each fiscal quarter a Tangible Net Worth equal to or greater than the sum of
(a) Two Hundred Twenty-five Million Dollars ($225,000,000),
(b) seventy-five percent (75%) of Borrower's Net Income for each fiscal quarter after the fiscal quarter ended November 28, 1996 in which Borrower has a positive Net Income and (c) seventy-five percent (75%) of the amount, if any, by which the shareholders' equity of Borrower has increased since the fiscal quarter ended November 28, 1996 as a result of the issuance of common stock or the conversion of debt securities into common stock.

     Section 6.14 Minimum Current Ratio. Borrower shall maintain on a consolidated basis as of the end of each fiscal quarter a Current Ratio of at least 1.3 to 1 through the fiscal quarter ended September 3, 1998, and at least 1.4 to 1 as of the end of each fiscal quarter thereafter. As used herein, "Current Ratio" shall mean, at any time, (i) Borrower's current assets as determined in accordance with GAAP divided by (ii) the sum of the then-outstanding Total Utilization and Borrower's current liabilities as determined in accordance with GAAP.

     Section 6.15 Minimum Cash Flow. Borrower shall maintain on a consolidated basis its EBITDA for each period of four consecutive fiscal quarters at an amount greater than or equal to the applicable minimum EBITDA requirement set forth below:

          For Fiscal                    Minimum EBITDA
          Quarter Ending                Requirement
          --------------                --------------
          May 29, 1997                  $120,000,000
          August 28, 1997               $135,000,000
          On or after
          November 27, 1997
          and before
          September 3, 1998             $160,000,000
          September 3, 1998
          and thereafter                $200,000,000

As used herein, "EBITDA" shall mean, for any period, Borrower's Net Income (or net loss), excluding any taxes associated therewith, plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined on a consolidated basis in accordance with GAAP for such period.

     Section 6.16  Maximum Leverage Ratio.  Borrower shall
maintain on a consolidated basis as of the end of each fiscal quarter a Leverage Ratio of not more than 1.35 to 1.

                           ARTICLE 7

                       NEGATIVE COVENANTS

     So long as Agent or any Lender shall have any Commitment hereunder or there shall be any outstanding Letter of Credit Usage and until payment in full of each Loan and the Notes and performance of all other payment obligations of Borrower under this Agreement and the other Loan Documents, Borrower agrees that it will not, and will cause each Subsidiary not to, do any of the following unless Agent (with the consent of Majority Lenders) shall otherwise consent in writing.

     Section 7.1 Dividends, Purchase of Stock, Etc. Borrower shall not and shall cause each Subsidiary (other than a Wholly-Owned Subsidiary) to not (a) pay any dividend (except dividends payable in its capital stock) on any shares of any class of its capital stock, or (b) apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Borrower or such Subsidiary (each of the foregoing being a "Dividend Payment"), provided, however, that
(y) Borrower or any Subsidiary may during any fiscal quarter, make any Dividend Payment, provided that after giving effect to such Dividend Payment the sum of all Restricted Payments made during such fiscal quarter, when taken together with all other Restricted Payments made after the date of this Agreement and prior to such fiscal quarter would not exceed twenty-five percent (25%) of Borrower's consolidated Net Income for the period commencing on the date of this Agreement and ending on the last day of the immediately preceding fiscal quarter; and (z) Borrower may make Dividend Payments to redeem any class of its corporate stock where the amount of such Dividend Payment is not more than the net proceeds received by Borrower from the concurrent issue of replacement shares of its capital stock. Nothing in this
Section 7.1 is intended to limit the payments of interest or principal on convertible Subordinated Indebtedness prior to conversion and to the extent expressly provided for by the Majority Lenders in connection with the approval of any Subordinated Indebtedness, nothing in this Section 7.1 shall limit the payment with respect to or the deliveries of securities, cash or other property upon conversion of such convertible Subordinated Indebtedness.

     Section 7.2 Liquidation, Merger, Sale of Assets. Borrower shall not and shall cause each Subsidiary to not merge or enter into consolidations or liquidate, nor sell, lease or dispose of all or any portion of its assets, except (a) sales, leases, or other dispositions of assets in the ordinary course of business,
(b) licenses or sublicenses of software on an exclusive or nonexclusive basis in accordance with prudent business practices and in the ordinary course of business, and (c) mergers or consolidations in connection with any Investment permitted under
Section 7.7 hereof, provided that in the case of any such merger or consolidation involving Borrower, Borrower shall be the surviving corporation; (d) mergers or consolidations entered into for the purposes of changing the jurisdiction of incorporation of Borrower or any Subsidiary; provided that if such merger or consolidation involves Borrower, the successor entity shall assume all obligations of Borrower hereunder and under the other Borrower Loan Documents pursuant to documentation satisfactory to the Majority Lenders; (e) any Subsidiary may merge or consolidate with or into Borrower or another Subsidiary provided that Borrower or a Wholly-Owned Subsidiary is the surviving person;
(f) any Subsidiary may merge or consolidate with any other Subsidiary where the surviving person is not a Wholly-Owned Subsidiary provided that, after giving effect to such merger or consolidation, the aggregate of all Restricted Payments made after the date of this Agreement would not exceed twenty-five percent (25%) of Borrower's consolidated Net Income for the period commencing on the date of this Agreement and ending on the last day of the immediately preceding fiscal quarter; and (g) any Subsidiary may dissolve or liquidate; provided that after giving effect to such dissolution or liquidation, the aggregate of all Restricted Payments made after the date of this Agreement would not exceed twenty-five percent (25%) of Borrower's consolidated Net Income for the period commencing on the date of this Agreement and ending on the last day of the immediately preceding fiscal quarter; and (h) other sales, leases or other dispositions of assets made after the date of this Agreement, which on an aggregate basis for Borrower and the Subsidiaries since the date of this Agreement, do not exceed an amount equal to ten percent (10%) of Borrower's consolidated tangible assets as of the last day of the immediately preceding fiscal quarter of Borrower.

     Section 7.3 Indebtedness. Borrower shall not and shall cause each Subsidiary to not create, incur or become liable for any Indebtedness except (a) the Loans and Indebtedness hereunder in respect of the Letters of Credit, (b) existing Indebtedness reflected on the balance sheets referred to in Section 5.6 hereof or in Schedule 3 to the Disclosure Letter, (c) current accounts payable or accrued or other current liabilities (other than liabilities for borrowed monies) incurred by Borrower or such Subsidiary in the ordinary course of business, (d) Subordinated Indebtedness, (e) Indebtedness of Borrower owing to Subsidiaries, Indebtedness of a Subsidiary owing to Borrower, and Indebtedness of a Subsidiary owing to another Subsidiary, in each case solely to the extent such Indebtedness constitutes a permitted Investment under Section 7.7 hereof and (f) additional Indebtedness secured by Purchase Money Liens or evidenced by Capital Leases not to exceed in the aggregate for Borrower and all Subsidiaries at any time an amount equal to fifty percent (50%) of Borrower's consolidated net book value of all property, plant and equipment as at the end of the immediately preceding fiscal quarter; (g) Permitted Swap Obligations; (h) Indebtedness permitted under Section 7.4 or Sections 7.5(a) through and including Section 7.5(e) hereof; and (i) Indebtedness in addition to that set forth above is in an amount which when aggregated with the obligations described in Section 7.5(f) hereof does not exceed fifteen percent (15%) of Borrower's consolidated Tangible Net Worth as of the end of the immediately preceding fiscal quarter.

     Section 7.4 Foreign Subsidiary Indebtedness. Without limiting the restrictions set forth in Section 7.3 above, Borrower shall not permit the Indebtedness of any Foreign Subsidiary (a) when taken together with the Indebtedness of all Foreign Subsidiaries, to exceed at any time the sum of Forty Million Dollars ($40,000,000), and (b) to be evidenced by instruments or documents containing terms and conditions more restrictive than the terms and conditions contained in this Agreement. As used herein, "Foreign Subsidiary" shall mean any Subsidiary organized under the laws of any jurisdiction other than the United States or any of its constituent states.

     Section 7.5 Guaranties, Etc. Borrower shall not and shall cause each Subsidiary to not assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other person, except (a) by endorsement of negotiable instruments for deposit or collection or by similar transaction in the ordinary course of business; or
(b) in the case of Borrower, a guaranty of any Indebtedness of any Subsidiary permitted under Section 7.3 hereof; (c) in the case of a Subsidiary, a guaranty of any Indebtedness of Borrower permitted under Section 7.3 hereof other than Subordinated Indebtedness; or (d) in the case of a Subsidiary, a guaranty of any Indebtedness of another Subsidiary permitted under Section
7.3 hereof provided, that the percentage of Borrower's direct or indirect ownership interest in the Subsidiary providing the guaranty is not greater than the percentage of Borrower's direct or indirect ownership interest in the Subsidiary whose obligations are being guaranteed; (e) guaranty obligations existing on the date hereof and described on Schedule 6 to the Disclosure Letter; and (f) guaranty obligations in addition those described above in an amount which when aggregated with the obligations described in Section 7.3(i) hereof does not exceed fifteen percent (15%) of Borrower's consolidated Tangible Net Worth as of the end of the immediately preceding fiscal quarter.

     Section 7.6 Liens. Borrower shall not and shall cause each Subsidiary to not create, assume or suffer to exist any Lien on any of its assets, except (a) existing Liens reflected in the balance sheets referred to in Section 5.6 hereof, or otherwise disclosed on Schedule 4 to the Disclosure Letter, (b) Purchase Money Liens, (c) Liens on the property of any corporation at the time such corporation becomes a Subsidiary or such corporation is acquired by, consolidated with or merged into Borrower or a Subsidiary, and Liens on any property at the time acquired by Borrower a Subsidiary, provided, in each case, that such Lien was not incurred in contemplation of such transaction; (d) any Lien securing renewed, extended or refunded Indebtedness secured by a Lien prior to such renewal, extension or refunding permitted under this Section 7.6, provided that the principal amount of such Indebtedness outstanding at the time of such renewal, extension or refunding is not increased and such Lien is not extended to any new property (other than pursuant to its original terms); (e) Liens in respect of judgments or judicial attachment liens which secure Indebtedness not exceeding Five Million Dollars ($5,000,000) in the aggregate at any one time outstanding; (f) leases and subleases of surplus property at fair market rental values where Borrower or a Subsidiary is the lessor or sublessor, provided that such leases and subleases do not in the aggregate materially interfere with the business of Borrower and the Subsidiaries taken as a whole; (g) licenses and sublicenses entered into in the ordinary course of Borrower's or any Subsidiary's business where Borrower or a Subsidiary is the licensor or sublicensor provided that such licenses and sublicenses do not in the aggregate materially interfere with the business of Borrower and the Subsidiaries taken as a whole;
(h) Liens in favor of a trustee under any indenture relating to Subordinated Indebtedness with respect to property in the possession of the trustee securing only amounts due to the trustee for its trustee fees and indemnities under such indenture; and (i) additional Liens which do not at any one time secure Indebtedness exceeding Five Million Dollars ($5,000,000) in the aggregate for Borrower and the Subsidiaries.

     Section 7.7 Investments. Borrower shall not and shall cause each Subsidiary to not purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any person or make any loan or advance to any person ("Investments"), except (a) Investments permitted under Borrower's investment policy as disclosed on Schedule 7 to the Disclosure Letter, as such investment policy may be amended from time to time to permit other substantially comparable Investments or other Investments acceptable to Agent, (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business,
(c) loans or advances by any Subsidiary to Borrower,
(d) Investments received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers, arising in the ordinary course of business and in the exercise of the reasonable business judgment of Borrower or a Subsidiary; (e) loans or advances to employees in the ordinary course of business or as part of their overall compensation package; (f) Investments in Permitted Swap Obligations;
(g) Investments existing as of the date hereof disclosed on
Schedule 5 to the Disclosure Letter, (h) Investments by Borrower to or in any Subsidiary (or any other person which as a result of the Investment becomes a Subsidiary) or to or in any joint venture in which Borrower or any Subsidiary is a joint venturer, provided that after making any such Investment the total amount of all Investments made by Borrower after the date of this Agreement to or in all Subsidiaries and joint ventures (net of repayments and return of capital) shall not exceed the sum of Seventy Million Dollars ($70,000,000) and provided, further, that the total amount of all equity Investments (as opposed to Investments consisting of loans or advances) made by Borrower after the date of this Agreement in all Subsidiaries and joint ventures (net of return of capital) shall not exceed the sum of Thirty-five Million Dollars ($35,000,000), and (i) any other Investments in any person by Borrower provided that after making such additional Investment that the total amount of all such additional Investments made by Borrower after the date of this Agreement does not exceed five percent (5%) of Borrower's Tangible Net Worth as of the end of the immediately preceding fiscal quarter.

     Section 7.8 Transactions With Affiliates. Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any material transaction with any Affiliate of Borrower, except
(a) with respect to any Affiliate which is not a Subsidiary upon fair and reasonable terms not materially less favorable to Borrower or such Subsidiary than it would obtain in a comparable arms-length transaction with a person not an Affiliate of Borrower or such Subsidiary; and (b) with respect to any Affiliate which is a Subsidiary, upon fair and reasonable terms. As used herein, "Affiliate" means, as to any person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. A person shall be deemed to control another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

     Section 7.9 Accounting Change. Borrower shall maintain a fiscal year ending on the Thursday closest to August 31 and shall not make any significant change in accounting policies or reporting practices other than changes permitted or required by GAAP or otherwise required by law.

     Section 7.10 ERISA Compliance. Neither Borrower, any Subsidiary nor any member of the Controlled Group nor any Plan will: (a) engage in any "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which is not otherwise exempt and which could result in a material liability to Borrower or any Subsidiary; (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived which could result in a material liability to Borrower or any Subsidiary; (c) terminate any Pension Plan in a manner which could result in a material liability to Borrower or any Subsidiary or could result in the imposition of a material Lien on any property of Borrower, any Subsidiary or any member of the Controlled Group pursuant to
Section 4068 of ERISA; or (d) violate state or federal securities laws applicable to any Plan in any material respect.

                           ARTICLE 8

                       EVENTS OF DEFAULT

     Section 8.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder.

          (a) Loan Payment Default. Borrower shall fail to pay when due (i) any amount of principal on any Loan; (ii) any amount of interest or unused commitment fees and such failure shall remain unremedied for five (5) Business Days; or (iii) any amounts due in respect of Letters of Credit and such failure shall remain unremedied for five (5) Business Days; or

          (b) Other Payment Default. Borrower shall fail to pay any other amount payable by it hereunder or under any Loan
Document and such failure shall remain unremedied for ten (10)
Business Days; or

          (c) Breach of Warranty. Any representation or warranty made or deemed made by Borrower under or in connection with this Agreement or the other Loan Documents shall prove to have been incorrect in any material respect when made or deemed made; or

          (d) Breach of Certain Covenants. Borrower shall have failed to perform or observe any covenant set forth in Sections 6.3 (in respect of the corporate existence of Borrower or any Subsidiary), 6.11(e), 6.13 through 6.16 and 7.1 through
7.3 hereof; or

          (e) Breach of Other Covenants. Borrower shall fail to perform or observe any other covenant, obligation or term of this Agreement or any other Loan Document and such failure shall remain unremedied for thirty (30) days after the earlier of
(i) the date on which written notice thereof shall have been given to Borrower by Agent, or (ii) the date upon which a Responsible Officer knows of such failure; or

          (f) Cross-default. Borrower or any Subsidiary shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness in excess of Ten Million Dollars ($10,000,000) or any interest or premium thereon and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness and required to be performed and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to legally and in accordance with the applicable documents permit the acceleration of the maturity of such Indebtedness; or

          (g) Voluntary Bankruptcy, Etc. Borrower or any Subsidiary shall: (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any state thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

          (h) Involuntary Bankruptcy, Etc. An order for relief shall be entered against Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging Borrower or any Subsidiary a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any state thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Borrower, or any Subsidiary or of any substantial part of its or their property, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against Borrower or such Subsidiary seeking any of the relief specified in Section 8.1(g) hereof or this
Section 8.1(h) without the petition being dismissed prior to that time; or

          (i)  Insolvency, Etc.  Borrower or any Subsidiary shall
(i) make a general assignment for the benefit of its creditors or
(ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Borrower or any Subsidiary, as the case may be, or (iii) admit in writing its insolvency or inability to pay its debts generally as they become due, or
(iv) fail generally to pay its debts as they become due, or
(v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Borrower or any Subsidiary, as the case may be; or

          (j) ERISA. Borrower, any Subsidiary or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) of ERISA), having aggregate Unfunded Vested Liabilities in excess of One Million Dollars ($1,000,000) shall be filed under Title IV of ERISA by Borrower, any Subsidiary, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

          (k) Judgment. One or more final judgments (which are not subject to appeal by any party) or orders for the payment of money in excess of Five Million Dollars ($5,000,000) in the aggregate or its equivalent in another currency shall be rendered against Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and in effect for a period of thirty
(30) consecutive days; or

          (l) Government Approvals, Etc. Any Government Approval or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by Borrower of its obligations set forth the Loan Documents is revoked, withdrawn or withheld or shall fail to remain in full force and effect, or any act of any Governmental Authority is taken which, in the reasonable opinion of Agent, deprives Borrower of any right, privilege or franchise or substantially restricts the exercise thereof, where such deprivation or restriction would be likely to have a material adverse effect on the business, operations or financial condition of Borrower and the Subsidiaries taken as a whole, and such act shall not be revoked or rescinded within thirty (30) days after it shall have become effective; or

          (m) Change of Control. If (i) any person or two or more persons acting in concert, other than Micron Technology, Inc., shall either acquire beneficial ownership, directly or indirectly, of, or acquire by contract or otherwise, or enter into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Borrower (or other securities convertible into such securities) representing forty percent (40%) or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors; or (ii) during any period of twelve (12) consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such twelve- (12-) month period were directors of Borrower shall cease for any reason to constitute a majority of the Board of Directors of Borrower unless the persons replacing such individuals were nominated by the Board of Directors of Borrower.

     Section 8.2 Consequences of Default. If an Event of Default described in Section 8.1(g) or 8.1(h) hereof shall occur and be continuing, then in any such case, the Total Commitment and Lender's respective Commitments shall be immediately terminated and, if any Loans or Letters of Credit shall have been made or issued, the principal of and interest on the Loans, the face amounts of all issued and outstanding Letters of Credit, and all other sums payable by Borrower hereunder and under the other Loan Documents shall become immediately due and payable all without protest, presentment, notice or demand, all of which Borrower expressly waives. If any other Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, Agent may, or shall at the request of the Majority Lenders, immediately terminate the Total Commitment and Lenders' respective Commitments and, if any Loans or Letters of Credit shall have been made, Agent may, or shall at the request of the Majority Lenders, declare the principal of and the interest on the Loans and the Notes, the face amounts of all issued and outstanding Letters of Credit, and all other sums payable by Borrower hereunder and under the other Loan Documents to be immediately due and payable, whereupon the same shall become immediately due and payable all without protest, presentment, notice, or demand, all of which Borrower expressly waives. Agent agrees to provide Borrower with prompt notice of any election to declare the principal of and the interest on the Loans to be immediately due and payable pursuant to the preceding sentence, it being agreed that such notice may be provided after any such acceleration is effective and after Agent and Lenders have exercised any rights of set-off or recoupment to which they are entitled hereunder or under applicable law and it being further agreed that the failure to give such notice shall not affect the validity of such acceleration, set-off or recoupment. Amounts paid or received hereunder in respect of issued and outstanding Letters of Credit which exceed amounts paid by Agent under such Letters of Credit shall be held (and applied) as cash collateral to secure the performance of all obligations of Borrower owing to Agent and Lenders hereunder and under the other Loan Documents.

                           ARTICLE 9

                           THE AGENT

     Section 9.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein. As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loans and Indebtedness owed in respect of the Letters of Credit, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and any holders of any Note provided that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to the Loan Documents or applicable law and provided, further, that without the consent of Majority Lenders, Agent shall not amend this Agreement or waive Borrower's compliance with any provision of this Agreement and provided, further, that without the consent of all Lenders, Agent shall not release any cash collateral received under
Section 3.2(a) except in accordance with the terms of such Section and shall not change or modify the Total Commitment (other than reductions made pursuant to Section 2.4 hereof), any Lender's Commitment (other than reductions made pursuant to Section 2.4 hereof), the definition of "Majority Lenders", the timing or rates of interest payments, the timing or amount of fees, the timing, amounts or forgiveness of principal payments due in respect of Loans, the terms of Section 3.2(a)(iii), or the definition of "Borrowing Base," and provided, further, that the terms of Section 2.6, Section 2.13(c) hereof, this Article 9 and
Article 10 shall not be amended without the prior written consent of Agent (acting for its own account). In the absence of instructions from the Majority Lenders, Agent shall have authority (but no obligation), in its sole discretion, to take or not to take any action, unless this Agreement specifically requires the consent of Lenders or the consent of the Majority Lenders and any such action or failure to act shall be binding on all Lenders and on all holders of the Notes. Each Lender and each holder of any Note shall execute and deliver such additional instruments as may be necessary or desirable to enable Agent to exercise its powers hereunder.

     Section 9.2  Duties and Obligations.

          (a) Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (i) may treat each Lender which is a party hereto as the party entitled to receive payments hereunder until Agent receives written notice of the assignment of such Lender's interest herein signed by such Lender and made in accordance with the terms hereof and a written agreement of the assignee that it is bound hereby as it would have been had it been an original party hereto, in each case in form satisfactory to Agent;
(ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, the other Loan Documents or in any instrument or document furnished pursuant hereto or thereto;
(iv) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents on the part of Borrower or as to the use of the proceeds of any Loan, or the proceeds received in respect of any Letter of Credit or as to the existence or possible existence of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement or of any instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect to this Agreement by acting upon any oral or written notice, consent, certificate or other instrument or writing (which may be by telegram, facsimile transmission, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of Borrower made or deemed to be made hereunder. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects without gross negligence.

          (b) Agent will account to each Lender for its Percentage Interest of payments of principal of, interest on and fees in respect of the Loans (other than fees payable to Agent for its own account) which are received by Agent from Borrower and will promptly remit to Lenders entitled thereto all such payments. Agent will transmit to each Lender copies of all documents received from Borrower pursuant to the requirements of this Agreement other than documents which by the terms of this Agreement Borrower is obligated to deliver directly to Lenders.

          (c) Each Lender or its assignee organized outside of the United States shall furnish to Agent in a timely fashion such documentation (including, but not by way of limitation, IRS
Forms Nos. 1001 and 4224) as may be required by applicable law or regulation to establish such Lender's status for tax withholding purposes.

     Section 9.3 Dealings Between Agent and Borrower. With respect to its Commitment and the Loans made by it, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" shall unless otherwise expressly indicated include Agent in its individual capacity. Agent may accept deposits from, lend money to, act and generally engage in any kind of business with Borrower or any Subsidiary and any person which may do business with Borrower or any Subsidiary, all as if Agent were not Agent hereunder and without any duty to account therefor to Lenders.

     Section 9.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 9.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably according to their respective Percentage Interests from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement or any other Loan Document, except any such as result from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand in proportion to its Percentage Interest for any out-of-pocket expenses, including legal fees, incurred by Agent in connection with the administration or enforcement of or the preservation of any rights under this Agreement or any other Loan Document (to the extent that Agent is not reimbursed for such expenses by Borrower) including without limitation, expenses incurred in connection with any Letter of Credit.

     Section 9.6 Successor Agent. Agent may give written notice of resignation at any time to Lenders and Borrower and may be removed at any time with cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after Agent's giving of notice of resignation or the Majority Lenders' removal of Agent, then Agent may on behalf of Lenders, appoint a successor Agent, which shall be (a) a Lender or (b) another bank organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. Until the acceptance by such a successor Agent, the retiring Agent shall continue as "Agent" hereunder. Notwithstanding any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Any company into which Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which Agent may sell or transfer all or substantially all of its agency relationships shall be the successor to Agent without the execution or filing of any paper or further act, anything herein to the contrary notwithstanding.

                           ARTICLE 10

                      RISK PARTICIPATIONS

     Section 10.1 Sale of Risk Participations. Agent shall be deemed to have sold to each Lender (including itself), and each Lender severally shall be deemed to have unconditionally and irrevocably purchased from Agent, an undivided risk participation in each Letter of Credit as of the date such Letter of Credit is issued. Each risk participation sold hereunder shall be sold to Lenders in fractional amounts in proportion to their Percentage Interest.

     Section 10.2 Notice of Participations. Via telex, facsimile transmission, telegram or cable, Agent will advise each Lender of its respective Percentage Interest of each Letter of Credit on the same day Agent issues such Letter of Credit as requested by Borrower pursuant to Article 3 hereof. Said notice shall contain the following information: (i) the face amount of the Letter of Credit issued, (ii) the number of such Letter of Credit, (iii) the date of issuance, and (iv) the maturity or expiration date of such Letter of Credit. Agent shall not have any duty to ascertain or to inquire as to the accuracy of any information furnished by Borrower to Agent in respect of any Letter of Credit.

     Section 10.3  Payment Obligations.

          (a) Reimbursements to Agent. In the event Borrower fails to fully reimburse Agent for amounts disbursed under a Letter of Credit ("Letter of Credit Payment") by 12:00 noon (Seattle, Washington time) on the date reimbursement is demanded, each Lender shall, upon receipt of notice from Agent of such failure, pay to Agent the amount of such Lender's Percentage Interest of the face amount of such Letter of Credit Payment, as the case may be, provided, however, if Borrower pays a portion but less than all of the face amount of any such Letter of Credit Payment, Lenders shall pay Agent only their respective Percentage Interests of the difference between the face amount of the Letter of Credit Payment and the amount paid by Borrower on account of such Letter of Credit Payment. Each and every payment to be made by Lenders to Agent under this Section 10.3(a) shall be made by federal wire transfer in immediately available funds. If any Lender receives notice from Agent by 1:00 p.m. (Seattle, Washington time) on any Business Day of its obligation to make payments under this subsection, then such Lender shall make such payment no later than 2:00 p.m. (Seattle, Washington time) on the day such notice is received. If any Lender receives such notice after 1:00 p.m. (Seattle, Washington time) on any Business Day, then such Lender shall make such payment by no later than 1:00 p.m. (Seattle, Washington time) on the next succeeding Business Day. If any Lender fails to make such payment by the date and time required, its obligation shall bear interest from and including the date when such payment was due until paid at the per annum rate equal to the Federal Funds Rate.

          (b) Payments to Lenders. Agent shall promptly remit to each Lender such Lender's Percentage Interest of any letter of credit fees or other amounts received from or for the account of Borrower in respect of any Letter of Credit. In the event Agent is required to refund any amount which is paid to it or received by it from or for the account of Borrower, then Lenders, to the extent they shall have previously received their Percentage Interest of such amount, agree to repay to Agent their respective Percentage Interest of such amount.

          (c) Reimbursements to Lenders. Borrower agrees to reimburse any Lender for amounts paid by such Lender to Agent pursuant to Section 10.3(a) hereof.

                           ARTICLE 11

                         MISCELLANEOUS

     Section 11.1 No Waiver; Remedies Cumulative. No failure by Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document in and of itself shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default under this Agreement or any other Loan Document nor prejudice the rights of Agent or any Lender in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

     Section 11.2  Governing Law.  This Agreement and the other
Loan Documents shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

     Section 11.3 Consent to Jurisdiction. Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any state or federal court sitting in Seattle, King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement or any other Loan Document and irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.3 shall impair the right of Agent or any other Lender or the holder of any Note to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction, and Borrower irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Borrower is incorporated or sitting in any place where property or an office of Borrower is located.

     Section 11.4 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND AGREE THAT (A) ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY AND (B) ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

     Section 11.5 Notices. All notices and other communications provided for in this Agreement (unless otherwise specified) shall be in writing (including, without limitation, telex, facsimile transmission, telegram or cable) and shall be mailed (return receipt requested, except with respect to notices provided by Agent to Lenders which may be mailed merely with first class postage prepaid), or sent or delivered to each party at the address set forth under its name on the signature pages hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified all notices sent by a nationally recognized overnight courier service, if duly given, shall be effective one (1) Business Day after delivery to such courier service and all other notices and communications if duly given or made shall be effective upon receipt.

     Section 11.6 Assignment and Participations. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, provided that Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Agent and all Lenders, and any such assignment or transfer purported to be made without such consent shall be ineffective. Any Lender may at any time sell to any Eligible Assignee participation interests in its Loans and Commitment. Such sales may be made without the consent of Agent, any other Lender or Borrower provided, however, (a) that the selling Lender shall have provided Borrower with prior written notice of the sale of any participation interest in any Loan or in such Lender's Commitment; and (b) that the selling Lender retains the right to vote as a Lender hereunder in respect of the interest sold without being bound to obtain the consent of its participant or to exercise its rights in accordance with instructions received from its participant (except that the participant's consent can be required for proposed changes to the timing or amount of principal payments or changes to the timing, rate or amount of payments of interest or fees). Any Lender may pledge or assign all or any part of its interest under the Loan Documents for security purposes to any Federal Reserve Bank. Any Lender may assign or otherwise transfer to any Eligible Assignee all or any part of its interest under the Loan Documents pursuant to an Assignment and Assumption Agreement, substantially in the form of Exhibit D hereto (y) without the consent of Agent, any other Lender, or Borrower to any of the assigning Lender's affiliates or to any other Lender; or (z) with the prior written consent of Agent and, if no Event of Default shall have occurred and be continuing, Borrower, (such consents not to be unreasonably withheld or delayed) but without the consent of the other Lenders, to any other Eligible Assignee provided, however, that in either case no such assignment (as distinguished from the sale of a participation) other than an assignment of a Lender's entire interest under the Loan Documents (i) shall be made in an amount less than Ten Million Dollars ($10,000,000) nor (ii) shall be made if after giving effect to such assignment the aggregate amount of the Loans and unused Commitment of the assigning Lender would be less than Ten Million Dollars ($10,000,000) and provided, further, that in connection with any assignment (as distinguished from the sale of a participation) the assigning Lender shall pay to Agent a fee of Two Thousand Five Hundred Dollars ($2,500) for each proposed assignee that is not then a Lender or an affiliate thereof. The assignee of any permitted sale or assignment (including assignments for security and sales of participations) shall have the same rights and benefits against Borrower under the Loan Documents (excepting however, in the case of sales of participations, the right to grant or withhold consents or otherwise vote in respect thereof) including the right of setoff, and in the case of any outright assignment (as distinguished from an assignment for security or the sale of a participation) the same obligations in respect thereof, as if such assignee were an original Lender. Except to the extent otherwise required by the context of this Agreement, the word "Lender" where used in this Agreement shall mean and include any holder of a Note originally issued to a Lender hereunder, and each such holder shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto. Any outright assignment of a Lender's interest hereunder to another Lender made in conformance with the terms of this
Section 11.6 shall result in a corresponding adjustment to the selling and purchasing Lenders' Commitments and Percentage Interests.

     Section 11.7 Borrower's Indemnity. Whether or not the transactions contemplated hereby shall be consummated, Borrower shall pay, indemnify and hold each Lender, Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable attorney's fees, which may include the allocated charges of internal legal counsel) of any kind or nature whatsoever (collectively, "Losses") which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such person in favor of any third-party in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such person under or in connection with any of the foregoing, including any Losses resulting from the inaccuracy of any representation or warranty by Borrower when made or deemed made by Borrower hereunder and including Losses incurred with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to this Agreement or any other Loan Document or any actual or proposed use of proceeds of the Loans hereunder, whether or not any Indemnified Person is a party thereto (all of the foregoing, collectively the "Indemnified Liabilities"); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. All amounts owing under this Section 11.8 shall be paid promptly upon demand. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person in respect of any Indemnified Liabilities using legal counsel reasonably satisfactory to such Indemnified Person at the sole cost and expense of Borrower.

     Section 11.8 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of Borrower against any and all obligations owing to such Lender, now or hereafter existing, irrespective of whether or not Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such obligations may be contingent or unmatured. Each Lender agrees promptly to notify Borrower and Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     Section 11.9 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

     Section 11.10 Survival. The indemnities of Borrower in favor of Agent and Lenders shall survive indefinitely and, without limiting the foregoing, shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of any Loans, the issuance of any Letters of Credit the expiration of the Total Commitment and the repayment of all Loans and other amounts due hereunder.

     Section 11.11 Conditions Not Fulfilled. If the Commitments are not borrowed owing to nonfulfillment of any condition precedent specified in Article 4, no party hereto shall be responsible to any other party for any damage or loss by reason thereof, except that Borrower shall in any event be liable to pay the fees, Taxes, and expenses for which it is obligated hereunder. If the conditions precedent specified in Article 4 shall have been satisfied and any Lender (the "Defaulting Lender") fails to make its Commitment available in accordance with the terms hereof, neither Agent nor any Lender other than the Defaulting Lender shall be responsible to Borrower for any damage or loss by reason thereof, nor shall Borrower or any Lender other than the Defaulting Lender be excused from its performance hereunder.

     Section 11.12 Entire Agreement; Amendment. This Agreement, together with the Exhibits and Schedule hereto, the Disclosure Letter and the letter agreement described in Section 2.13(c) hereof, comprise the entire agreement of the parties and may not be amended or modified except by written agreement of Borrower and Agent executed in conformance with the terms of Section 9.1 hereof. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

     Section 11.13 Confidentiality. Each Lender agrees to take and to cause its affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all confidential information provided to it by Borrower or any Subsidiary, or by Agent on Borrower's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with Borrower or any Subsidiary; except to the extent such information
(i) was or becomes generally available to the public other than as a result of disclosure by any Lender, or (ii) was or becomes available on a non-confidential basis from a source other than Borrower, provided that such source is not bound by a confidentiality agreement with Borrower known to Lender; provided, however, that any Lender may disclose such information
(A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process, provided that such Lender shall use its reasonable, good faith efforts to provide prior written notice (unless prohibited from doing so by any applicable laws) to Borrower to allow Borrower to seek a protective order; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which Agent, any Lender or their respective affiliates may be party provided that except as set forth in clause (E), provided that such Lender shall use its reasonable, good faith efforts to provide prior written notice (unless prohibited from doing so by any applicable laws) to Borrower to allow Borrower to seek a protective order; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors provided such advisors have a need to know such information; (G) to any participant or assignee, actual or potential, provided that such person agrees in writing to keep such information confidential to the same extent required of Lenders hereunder; (H) as to any Lender or its affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Borrower or any Subsidiary is party or is deemed party with such Lender or such affiliate; and (I) to its affiliates. Upon the execution and delivery of this Agreement by all the parties, the confidentiality undertaking set forth in this Section 11.13 shall replace and supersede the terms of any confidentiality agreement between Borrower and any of Agent or Lenders previously executed prior to the date of this Agreement and shall survive the termination of this Agreement for a period of twelve (12) months.

     Section 11.14  Headings.  The headings of the various
provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

     Section 11.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement.

     Section 11.16  Oral Agreements Not Enforceable.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT,
OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT
ENFORCEABLE UNDER WASHINGTON LAW.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.


     BORROWER:                MICRON ELECTRONICS, INC.



                              By /s/T. Erik Oaas
                                -------------------------------------
                                T. Erik Oaas
                                Its Executive Vice President, Finance
                                    & CFO

                              Address:  900 East Karcher Road
                                        Nampa, ID  83687
                                        Attn:  Chief Financial Officer

                              Telefax:  (208) 898-7411


                              with a copy to

                              Address:  900 East Karcher Road
                                        Nampa, ID  83687
                                        Attn:  General Counsel

     LENDERS:                 BANK OF AMERICA NATIONAL TRUST AND
                              SAVINGS ASSOCIATION



                              By /s/Thomas P. Rook
                                 -----------------------------------
                                Its Vice President
                                   ---------------------------------
                              Address:  Western Wholesale Banking
                                        10500 N.E. Eighth Street
                                        Suite 500
                                        Bellevue, WA  98009
                                        Attn:  Thomas P. Rook

                              Telefax:  (206) 585-6393


                              UNITED STATES NATIONAL BANK OF OREGON



                              By /s/Daniel J. Hempy
                                ------------------------------------
                                Its Senior Vice President
                                   ---------------------------------
                              Address:  Corporate Banking Division
                                        111 S.W. Fifth Avenue
                                        Suite 400
                                        Portland, OR  97204
                                        Attn:  Ross A. Beaton

                              Telefax:  (503) 275-5795


                              ABN AMRO BANK, N.V.


                              By  /s/Lee-Lee Miao
                                ------------------------------------
                                Its Vice President
                                   ---------------------------------


                              By  /s/Leif Olsson
                                ------------------------------------
                                Its    Senior Vice President
                                   ---------------------------------

                              Address:  600 University Street
                                        Suite 2323
                                        Seattle, WA  98101
                                        Attn:  Lee-Lee Miao

                              Telefax:  (206) 682-5641

                              DEUTSCHE BANK AG, NEW YORK BRANCH AND/OR
                              CAYMAN ISLANDS BRANCH



                              By  /s/Stephan A. Wiedemann
                                ------------------------------------
                                Its Director
                                   ---------------------------------


                              By /s/John Augsburger
                                ------------------------------------
                                Its  Vice President
                                   ---------------------------------


                              Address:  50 California Street
                                        Suite 1500
                                        San Francisco, CA  94111
                                        Attn:  Ross Howard

                              Telefax:  (415) 439-5215


                              FLEET NATIONAL BANK



                              By /s/Frank H. Benesh, III
                                ------------------------------------
                                Its Vice President
                                   ---------------------------------


                              Address:  75 State Street
                                        MA BOF 04 M
                                        Boston, MA  02109
                                        Attn:  Frank Benesh

                              Telefax:  (617) 346-0568


                              KEYBANK NATIONAL ASSOCIATION



                              By /s/ J. T. Taylor
                                ------------------------------------
                                Its Assistant Vice President
                                   ---------------------------------



                              Address:  700 Fifth Avenue
                                        48th Floor
                                        Seattle, WA  98104
                                        Attn:  J.T. Taylor

                              Telefax:  (206) 684-6035

                              THE BANK OF NOVA SCOTIA


                              By /s/ Maarten Van Otterloo
                                ------------------------------------
                                Its Senior Relationship Manager
                                   ---------------------------------


                              Address:  580 California Street
                                        Suite 2100
                                        San Francisco, CA  94104

                              Attn:  Maarten Van Otterloo

                              Telefax:  (415) 397-0791


                              THE SUMITOMO BANK, LIMITED


                              By /s/Gordo Hirai
                                ------------------------------------
                                Its Joint General Manager
                                   ---------------------------------


                              Address:  777 S. Figueroa St.
                                        Suite 2600
                                        Los Angeles, CA  90017
                                        Attn:  Gordo Hirai

                              Telefax:  (213) 623-6832

                              and:
                              Address:  1201 Third Avenue
                                        Suite 5320
                                        Seattle, WA  98101
                                        Attn:  Bob Granfelt

                              Telefax:  (206) 623-8551


AGENT:                        BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION


                              By /s/Ken Puro
                                ------------------------------------
                                Its Vice President
                                   ---------------------------------


                              Address:  Seafirst Agency Services
                                        701 Fifth Avenue
                                        Floor 16
                                        Seattle, WA  98104
                                        Attn:  Ken Puro

                              Telefax:  (206) 358-0971

CO-AGENTS:                    BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION



                              By  /s/ Thomas P. Rook
                                ------------------------------------
                                Its  Vice President
                                   ---------------------------------


                              Address:  Western Wholesale Banking
                                        10500 N.E. Eighth Street
                                        Suite 500
                                        Bellevue, WA  98009
                                        Attn:  Thomas P. Rook

                              Telefax:  (425) 585-6393


                              UNITED STATES NATIONAL BANK OF OREGON



                              By /s/ Dan Hempy
                                ------------------------------------
                                Its Senior Vice President
                                   ---------------------------------


                              Address:  Corporate Banking Division
                                        111 S.W. Fifth Avenue
                                        Suite 400
                                        Portland, OR  97204
                                        Attn:  Ross A. Beaton

                              Telefax:  (503) 275-5795

                           EXHIBIT A

                        PROMISSORY NOTE


$______________                                     June 27, 1997
                                              Seattle, Washington


     FOR VALUE RECEIVED, the undersigned, MICRON ELECTRONICS, INC., a Minnesota corporation (the "Borrower"), hereby promises to pay to the order of ________________________, a _____________
_____________ (the "Lender") on the Maturity Date the unpaid principal balance of all Loans made by Lender under this Note, in a maximum amount not to exceed ___________ Million Dollars ($__________), together with interest thereon from the date hereof until maturity at a per annum rate equal to the Interest Rate as defined below (changing as the Interest Rate changes), and, if default shall occur in the payment when due (whether by acceleration or otherwise) of any principal amount hereunder, from the maturity of that amount until it is paid in full at a per annum rate equal to the Adjusted Reference Rate (changing as the Reference Rate changes), plus two percent (2%). Notwithstanding anything herein to the contrary, interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law.

     Borrower further agrees as follows:

     1. All payments of principal and interest on this Note shall be made in immediately available funds to Bank of America National Trust and Savings Association, as the agent for Lender (the "Agent"), in accordance with wire transfer instructions as may be provided to Borrower from time to time, at Agent's Commercial Loan Service Center, Fifth Avenue Plaza Building, 13th Floor, 800 Fifth Avenue, Seattle, Washington 98104, or at such other address as Agent shall from time to time designate.

     2. As used herein "Interest Rate" shall mean the Adjusted Reference Rate unless Borrower shall elect to have some or all of the loans made hereunder accrue interest at an Adjusted LIBOR Rate as provided in Section 2.7(b) of the Credit Agreement (as defined below). Accrued but unpaid interest on each Loan accruing interest at an Adjusted LIBOR Rate shall be paid on the last day of each Applicable Interest Period, on the date of any principal payment (to the extent accrued on the principal amount paid) and at the Maturity Date, and, for each LIBOR Rate Loan having an Applicable Interest Period longer than three months, on the 90th day of such Applicable Interest Period or at the end of the first three months of such Applicable Interest Period, as the case may be. Accrued but unpaid interest on each Reference Rate Loan shall be paid on the last Business Day of each calendar quarter commencing on June 30, 1997 and continuing on the last Business Day of each calendar quarter thereafter and on the date of any principal payment (to the extent accrued on the principal amount paid) and at the Maturity Date. Unpaid interest accruing on amounts in default shall be payable on demand.

     3. This Note is issued under and is subject to the terms of a Credit Agreement dated as of the date hereof, among Bank of America National Trust and Savings Association and United States National Bank of Oregon as co-agents, Bank of America National Trust and Savings Association, as administrative agent, Lender and certain other banks as "Lenders" and the undersigned as "Borrower" (as amended from time to time, the "Credit Agreement"). Capitalized terms not defined herein have the meanings set forth in the Credit Agreement.

     4. It is expressly provided that if any of the Events of Default defined in Sections 8.1(g) or (h) of the Credit Agreement shall occur, the entire unpaid balance of the principal and interest hereunder shall be immediately due and payable in accordance with the terms of the Credit Agreement. It is also expressly provided that upon the occurrence of any other Event of Default, the entire remaining unpaid balance of the principal and interest may be declared by Agent to be immediately due and payable in accordance with the terms of the Credit Agreement.

     5. Borrower may repay Reference Rate Loans at any time without penalty or premium. Prepayment of any LIBOR Rate Loan, whether voluntary, mandatory, required by Section 2.5(a) of the Credit Agreement or as the result of Agent's or Lender's collection efforts, shall be subject to the payment of fees as described in Section 2.9 of the Credit Agreement.

     6. The unpaid principal balance of the Loans made hereunder shall be the total amount advanced hereunder, less the amount of the principal payments made hereon. This Note is given to avoid the execution of an individual note for each Loan by Lender to Borrower. This Note evidences a revolving credit and, within the limits and on the conditions set forth in the Credit Agreement, prior to the Maturity Date Borrower may borrow, repay and reborrow hereunder. Lender is hereby authorized to record the date and amount of each Loan it makes hereunder and the date and amount of each payment of principal and interest thereon on a schedule annexed hereto and constituting a part of this Note or maintained in connection herewith. Any such recordation by Lender shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of Borrower hereunder.

     7. Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest.

     8. In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, Borrower agrees and promises to pay reasonable attorneys' fees and collection costs, including all out-of-pocket expenses and the allocated costs and disbursements of internal counsel, incurred by Lender or Agent.

     9. This Note has been executed and delivered in and shall be governed by and construed in accordance with the internal laws of the State of Washington. Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Seattle, King County, Washington, U.S.A., in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.


                              MICRON ELECTRONICS, INC.


                              By
                                ------------------------------------
                                Its
                                   ---------------------------------

                             Schedule 1
            to Micron Electronics, Inc. Promissory Note



----------------------------------------------------------------------
                            Applicable  Amount of   Unpaid
       Amount of  Interest   Interest   Principal  Principal  Notation
Date     Loan      Option     Period      Paid      Balance      By
----------------------------------------------------------------------

                              EXHIBIT B

                         NOTICE OF BORROWING

  Reference is hereby made to that certain Credit Agreement by and among Micron Electronics, Inc., as Borrower, certain banks as Lenders, Bank of America National Trust and Savings Association d/b/a Seafirst Bank and United States National Bank of Oregon as co-agents for Lenders and Bank of America National Trust and Savings Association d/b/a Seafirst Bank as administrative agent (the "Agent") for the Lenders dated as of June 27, 1997 (as the same may be amended from time to time, the "Credit Agreement"). This notice is being given pursuant to Section 2.3 of the Credit Agreement. The undersigned hereby advises Agent that it intends to borrow a Loan in the amount of [AMOUNT OF BORROWING]1 on [PROPOSED DATE OF BORROWING].2

  Optional. The undersigned elects to have interest accrue on the above-referenced Loan from the date made for a period of [SPECIFY
APPLICABLE INTEREST PERIOD]3 at the Adjusted LIBOR Rate.

  This notice is irrevocable, constitutes a representation and warranty by the undersigned that as of the date hereof, the statements set forth in Article 5 of the Credit Agreement are true and correct and that no Default or Event of Default (as such words are defined in the Credit Agreement) has occurred and is continuing.

                              MICRON ELECTRONICS, INC.



                           By
                             -----------------------------------------
                             Its                                     4
                                --------------------------------------

_______________________________
      1 The amount specified shall be an integral multiple of One
  Million Dollars ($1,000,000) and not less than Five Million
  Dollars ($5,000,000).

      2 The date of the proposed borrowing may be the same date as the date of this notice provided this notice is delivered to the Agent prior to 11:00 o'clock a.m. and provided further that if an Adjusted LIBOR Rate is selected to accrue as of the proposed date of borrowing the notice must be delivered prior to 11:00 o'clock a.m. three Business Days before the requested date of borrowing.

      3 The undersigned may select applicable interest periods of one, two, three or six months provided that no such interest period may be selected if it extends beyond the Maturity Date as such term is defined in the Credit Agreement.

     4 This notice is to be executed by the Borrower's_______________, ____ ___________, _______________, _________________, or such other person as may be designated in a writing delivered to the Agent by the Borrower's _________ ______ or_________________.

                         EXHIBIT C-1





                        June 27, 1997


Bank of America National Trust
and Savings Association, as
Administrative Agent
for the Lenders Named
in the Credit Agreement

Bank of America National Trust
and Savings Association and United
States National Bank of Oregon, as
Co-Agents for the Lenders Named
in the Credit Agreement

and

The Lenders Named in
the Credit Agreement


     Re:  Credit Agreement, dated as of June 27,
          1997, among Micron Electronics, Inc., the
          Lenders Named therein, Bank of America
          National Trust and Savings Association and
          United States National Bank of Oregon, as
          Co-Agents for such Lenders and Bank of
          America National Trust and Savings
          Association, as Administrative Agent for such Lenders


Ladies and Gentlemen:

     We have acted as special counsel to Micron
Electronics, Inc., a Minnesota corporation ("Borrower"), in connection with the negotiation, execution and delivery of the Credit Agreement dated, as of June 27, 1997 (including the exhibits and schedules thereto, the "Credit
Agreement"), among Borrower, the Lenders named in the Credit Agreement (the "Lenders"), Bank of America National
Trust and Savings Association and United States National
Bank of Oregon, as Co-Agents for the Lenders (the "Co-
Agents") and Bank of America National Trust and Savings
Association, as Administrative Agent for the Lenders
("Administrative Agent"). This opinion is rendered to you pursuant to Section 4.1(c) of the Credit Agreement. All capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

     In rendering the opinions expressed below, we have examined originals or copies of the following documents:

          (a)  the Credit Agreement;

          (b)  the Notes;

          (c)  the legal opinion of Dorsey & Whitney
               LLP, special Minnesota counsel to
               Borrower, dated the date hereof; and

          (d)  a certificate of certain officers of
Borrower as to certain factual matters.

     We have also relied upon and obtained from public officials and officers of Borrower such other certificates and assurances as we consider necessary for the rendering of thisopinion. The Credit Agreement and the Notes are sometimes referred to herein collectively as the "Transaction
Documents."

     With your permission and without any verification by us, we have assumed the following for purposes of rendering the opinions set forth herein:

     (i) The genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by Borrower are accurate and complete.

     (ii) That there are no agreements or
          understandings between or among Borrower,
          Administrative Agent, the Co-Agents, the
          Lenders of third parties which would expand, modify or otherwise affect the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder and that the Transaction Documents correctly and completely set forth the intent of all parties thereto.

     (iii)     That all parties to the Transaction
          Documents have filed all required franchise tax returns, if any, and paid all required taxes, if any, under the California Revenue &
          Taxation Code.

     (iv) That the Transaction Documents have been duly authorized, executed and delivered by
          Administrative Agent, the Co-Agents and the Lenders to the extent Administrative Agent, the Co-Agents or the Lenders are contemplated to be a party thereto and that each party thereto has full power, authority and legal right to enter into and perform the terms and conditions of the Transaction Documents to be performed by such party and that the Transaction Documents constitute legal, valid and binding obligations of Administrative
          Agent, such Co-Agent or such Lender, as
          applicable, enforceable against it in
          accordance with its terms.

     (v) That each Lender is either (i) a "Bank" as defined in and operating under that certain act known as the "Bank Act" approved March 1, 1909, as amended, (ii) a bank created and operating under and pursuant to the laws of the State of California or of the United
          States or (iii) a foreign bank complying with the criteria set forth in Section 1716 of the California Financial Code, as amended, and that the Lenders are therefore exempt from the restrictions of Section 1 of Article XV of the California Constitution and related statutes relating to usury.

     (vi) With respect to certain matters of fact, that the representations and warranties of
          Borrower set forth in the Credit Agreement, the certificates of certain officers of Borrower delivered to you in connection with the transactions contemplated by the Credit
          Agreement and the certificates of certain officers of Borrower referred to in paragraph
          (d) above are true and correct.

     As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that during the course of our representation of Borrower in connection with the Transaction Documents, no information has come to the attention of the attorneys of our firm involved in this engagement which would give them actual knowledge of the existence or absence of such facts;
however, we have made no independent investigation to determine the existence or absence of such facts, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of the existence or absence of any facts underlying any opinion given "to our knowledge" should be drawn from the fact of our representation of Borrower.

     On the basis of the foregoing and in reliance thereon, and based upon examination of such questions of law as we have deemed appropriate, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we advise you that in our opinion:

     1. The Transaction Documents constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

     2.   The execution and delivery of the Transaction
          Documents, the undertaking of the covenants set forth in Credit Agreement and the borrowing of Advances in accordance with the Credit Agreement and repayment of any Advances by Borrower do not violate or contravene any United States federal or California state law, statute, rule or regulation applicable to Borrower.

     3.   No consents, approvals, authorizations,
          registrations, declarations or filings are required to be made or obtained by or in respect of the Borrower (or on its behalf) with or from any governmental or regulatory authority or agency of the United States or the State of California for the due authorization, execution and delivery by the Borrower of the Transaction Documents, the undertaking of the covenants set forth in the Transaction Documents, the borrowing of
          Advances in accordance with the Agreement or the repayment of any such Advances by the Borrower.

     4. Borrower is not an "investment company," or, to our knowledge, an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

     5.   The extension of credit under the Transaction
          Documents does not violate the provisions of Regulations G, T, U or X of the Board of
          Governors of the Federal Reserve System.

     The opinions set forth above are subject to the following exceptions, qualifications, limitations, comments and additional assumptions:

     A.   We express no opinion as to any matter
          relating to laws of any jurisdiction other than the laws of the State of California and the federal laws of the United States, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. In that regard, we note that the Transaction Documents purport to be governed by the laws of the State of Washington. The opinions expressed herein concerning the validity, binding effect and enforceability of the Transaction
          Documents are intended to express our
          views on those matters as if the
          substantive law of the State of California were applicable. In addition, in rendering our opinion set forth in paragraph 1 above, we have relied solely on the opinion of Dorsey & Whitney LLP, as to matters of due authorization, execution and delivery of the Transaction Documents.

     B. We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, or (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, whether considered in a proceeding in equity or at law.

     C. We express no opinion regarding any of (i) the rights or remedies available to any party for violations or breaches of any provisions which are immaterial or the enforcement of which would be unreasonable under the then existing circumstances,
          (ii) the rights or remedies available to any party which takes discretionary action which is arbitrary, unreasonable or capricioius, or is not taken in good faith orin a commercially reasonable manner, whether or not the Transaction Documents permit such action, or (iii) the enforceability of any provision deemed to be "unconscionable" within the meaning of
          Section 1670.5 of the California Civil
          Code.

     D. We express no opinion as to the legality, validity, binding nature or enforceability of (i) any provisions in the Transaction
          Documents providing for the payment or
          reimbursement of costs or expenses or
          indemnifying a party, to the extent such provisions may be held unenforceable as contrary to public policy, (ii) any provision of any Transaction Document insofar as it provides for the payment or reimbursement of costs and expenses or indemnification for claims, losses or liabilities in excess of a reasonable amount determined by any court or other tribunal, (iii) any provisions regarding any party's ability to collect attorneys' fees and costs in an action involving the Transaction Documents, if the party is not the prevailing party in such action (we call your attention to the effect of
          Section 1717 of the California Civil Code, which provides that, where a contract permits one party thereto to recover attorneys' fees, the prevailing party in any action to enforce any provisions of the contract shall be entitled to recover its reasonable attorneys' fees), (iv) any provisions of the Transaction Documents imposing penalties or forfeitures, late payment charges or any increase in interest rate, upon delinquency in payment or the occurrence of a default to the extent they bear no reasonable relation to the damage suffered by the damaged party, constitute a penalty or forfeiture or are otherwise contrary to public policy, or
          (v) any provision of the Transaction
          Documents to the effect that a statement, certificate, determination or record shall be deemed conclusive absent manifest error.

     E. We express no opinion with respect to the legality, validity, binding nature or enforceability of (i) any vaguely or broadly stated waiver, including, without limitation, the waivers of diligence, presentment, demand, protest or notice,
          (ii) any waivers or consents (whether or not characterized as a waiver or consent in the Transaction Documents) relating to the rights of Borrower or duties owing to it existing as a matter of law, including, without limitation, waivers of the benefits of statutory or constitutional provisions, to the extent such waivers or consents are found by courts ot be against public policy or which are ineffective pursuant to California statutes and judicial decisions, or (iii) any waivers of any statute of limitations to the extent such waivers are in excess of four years beyond the statutory period.

     F. We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Transaction Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy or remedies does not preclude recourse to one or more other remedies or that failure ot exercise or dealy in exercising rights or remedies will not operate as a waiver of any such right or remedy.

     G. We express no opinion as to any provision of the Transaction Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

     H.   Except to the extent specifically set
          forth in paragraph 5 above, we express no opinion as to the applicability or effect of compliance or non-compliance by any Lender (or its agent) with any state, federal or other laws applicable to such Lender (or its agent) or to the transactions contemplated by the
          Transaction Documents because of the
          nature of its business, including its
          legal or regulatory status.

     I. We express no opinion regarding compliance or non-compliance (or the effect thereof) with applicable anti-fraud provisions of federal or state securities laws, or with respect to the "Blue Sky" laws of any state, although in the course of our representation of the Borrower in connection with matters to which this opinion is addressed (without further investigation), nothing has come to our attention that would lead us to believe that, with respect to such matters, any such provisions of federal or state securities laws or "Blue Sky" laws would be applicable.

     J.   We express no opinion as to the
          enforceability or legal effect of any
          provision of any Transaction Document
          purporting to reinstate, as against any
          obligor or guarantor, obligations or
          liabilities of such obligor which have
          been avoided or which have arisen from
          transactions which have been rescinded or the payment of which has been required to be returned by any court of competent jurisdiction.

     K.   Our opinions in paragraph 2 above are
          intended to express our opinion that the execution, delivery and performance by
          Borrower of the Credit Agreement are
          neither prohibited by, nor do they subject
          Borrower to a fine, penalty or similar
          sanction that would be materially adverse to Borrower, under or any law, rule, regulation of the State of California or United States federal law or any order, writ, judgment, decree, determination or award of any United States federal or California state governmental authority that a lawyer practicing in the State of California exercising customary professional diligence would reasonably recognize to be applicable to Borrower and the transactions contemplated by the
          Transaction Documents; accordingly, our
          opinions set forth above are limited by
          the foregoing.

     L. The opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We express no opinion as to the effect on Administrative Agent's, the Co-Agents' or any Lender's rights under the Transaction Documents of any statute, rule, regulation or other law which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights which is rendered after, the date of this opinion or the conduct of the parties following the closing of the contemplated transaction.
          In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

     This opinion is made with the knowledge and understanding that you (but no other person) may relay thereon in entering into the Transaction Documents and is solely for your benefit, and this opinion may not be disclosed to or relied upon by any person other than you, except that (i) this opinion may not be disclosed to
(A) bank regulatory and other governmental authorities having jurisdiction over you requesting (or requiring) such disclosure, and (B) prospective assignees and participants in connection with the potential transfer of all or part of the Advances or Commitments of any Lender, and (ii) this opinion may be relied upon by assignees of or participants in the Advances or Commitments if the assignments or participations relating thereto are permitted under and made in accordance with the Transaction Documents; provided that in no event does this opinion extend to any issue or matter related to any such assignment or participation or arising from or out of any such assignment or participation
(as distinct from the subject of the transaction).

                    Very truly yours,

                    WILSON, SONSINI, GOODRICH & ROSATI
                    Professional Corporation

                          EXHIBIT C-2


              (Legal Opinion of Dorsey & Whitney)









Bank of America National Trust and Savings Association, doing business as Seafirst Bank, and its successors and assigns, as Agent
701 Fifth Avenue, 16th Floor
Seattle, WA 98104

          Re: Micron Electronics, Inc. Credit Agreement (the "Agreement") dated as of June 27, 1997, by and among Micron Electronics, Inc., Bank of America National Trust and Savings Association and United States National Bank of Oregon, as Co-Agents for the Lenders, and Bank of America National Trust and Savings Association, doing business as Seafirst Bank, as Administrative Agent for the Lenders, and the Lenders (as defined in the Agreement)

Ladies and Gentlemen:

     We have acted as local counsel to Micron Electronics, Inc. (the "Company") in connection with the Agreement. This opinion is being delivered to you pursuant to Section 4.1(c) of the Agreement. All capitalized terms used herein and not defined herein have the meanings assigned to them in the Agreement.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with corporate power and authority to own and operate its property or lease the property it operates and to conduct any lawful business activity, including its business as described in the Company's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

     2. The Company is duly qualified to do business as a foreign corporation and is in good standing in each U.S. jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial position of the Company.

     3. The Company has corporate power to execute, deliver and perform the Agreement and the Notes. The execution, delivery and performance of the Agreement and the Notes have been duly authorized by all requisite corporate action on the part of the Company, and the Agreement and the Notes have been duly executed and delivered by the Company.

     Our opinions expressed above are limited to the law of the State of Minnesota.

     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person, other than the Lenders, without our prior written consent.

Dated:    June 27, 1997

                              Very truly yours,

                              Dorsey & Whitney, LLP

                          EXHIBIT C-3


              (Legal Opinion of Steven P. Arnold)





                         June 27, 1997





Bank of America National Trust
and Savings Association, as
Administrative Agent
for the Lenders Named
in the Credit Agreement

Bank of America National Trust
and Savings Association and United
States National Bank of Oregon, as
Co-agents for the Lenders Named
in the Credit Agreement

and

The Lenders Named in
the Credit Agreement

     Re: Credit Agreement, dated as of June 27, 1997, among Micron Electronics, Inc., the Lenders Named therein, Bank of America National Trust and Savings Association and United States National Bank of Oregon, as Co-Agents for such Lenders and Bank of America National Trust and Savings Association, as Administrative Agent for such Lenders

Ladies and Gentlemen:

     I am General Counsel of Micron Electronics, Inc., a Minnesota corporation ("Borrower"), in connection with the negotiation, execution and delivery of the Credit Agreement dated as of June 27, 1997 (including the exhibits and schedules thereto, the "Credit Agreement") among Borrower, the Lenders named in the Credit Agreement (the "Lenders"), Bank of America National Trust and Savings Association and United States National Bank of Oregon, as Co-Agents for the Lenders (the "Co-Agents") and Bank of America National Trust and Savings Association as Administrative Agent for the Lenders ("Administrative Agent"). This opinion is rendered to you pursuant to Section 4.1(c) of the Credit Agreement. All capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

     In rendering the opinion expressed herein, I have reviewed original or copies, certified or otherwise identified to my satisfaction, of the Credit Agreement and the Notes (the "Credit Documents"), such documents, corporate records and other instruments and have made such other investigations and considered such questions of law as I have deemed necessary or advisable for the purpose of rendering this opinion. The law covered by the opinions expressed herein is limited to the federal law of the United States and the laws of the State of Idaho.

     As used in this opinion, the expression "to my knowledge" or "known to me" with reference to matters of fact means that during the course of my representation of Borrower in connection with the Credit Documents, no information has come to my attention which would give me actual knowledge of the existence or absence of such facts; however, I have made no independent investigation to determine the existence or absence of such facts and any limited inquiry undertaken by me during the preparation of this opinion should not be regarded as such an investigation. No inference as to my knowledge of the existence or absence of any facts underlying any opinion given "to my knowledge" should be drawn from the fact of my representation of Borrower. Specifically in rendering the opinion set forth in paragraph 4 below, I have not made any independent investigation of court records to determine whether any actions have been filed.

     On the basis of the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, I advise you that in my opinion:

          1. The execution, delivery and performance by Borrower of the Credit Documents and any borrowing thereunder, and the request for the issuance of any Letter of Credit thereunder, have been duly authorized by all necessary corporate action of Borrower, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Borrower, and, to the best of my knowledge, do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected.

          2.   No consents, approvals, authorizations,
          registrations, declarations or filings are required to be made or obtained by or in respect of the Borrower (or on its behalf) with or from any governmental or regulatory authority or agency of the State of Idaho for the due authorization, execution and delivery by the Borrower of the Credit Documents, the undertaking of the covenants set forth in the Credit Documents, the borrowing of Advances in accordance with the Agreement or the repayment of any such Advances by the Borrower.

          3. The courts of the State of Idaho will give effect to the parties' choice of law of the State of Washington to govern the Credit Documents except insofar as application of the law of the chosen jurisdiction would be contrary to a fundamental public policy of Idaho. In my opinion, no provision of the Credit Documents so violates a fundamental public policy of the State of Idaho as to render any of the Credit Documents invalid as a whole or make the remedies provided in the Credit Documents inadequate for the practical realization of the principal benefits intended to be provided thereby.

          4. To the best of my knowledge, except as reflected in the financial statements referred to in Section 4.6 of the Credit Agreement or otherwise set forth on
          Schedule 3 to the Disclosure Letter, there are no actions, proceedings, investigations, or claims against or affecting Borrower or any Subsidiary now pending before any court, arbitrator or Governmental Authority (nor to my knowledge has any thereof been threatened nor does any basis exist therefor) which if determined adversely to Borrower or such Subsidiary would be likely to result in a judgment or order against Borrower or any Subsidiary for more than Five Million Dollars ($5,000,000) or to have a material adverse effect on (a) the business, operations or consolidated financial condition of Borrower; or (b) the ability of Borrower to perform its obligations under this Agreement and the other Loan Documents.

     With respect to the opinions expressed in Paragraphs 1 and 2 above, I express no opinion as to any state or federal banking laws or regulations or other laws or regulations regulating banks or financial institutions. I express no opinion regarding compliance or non-compliance (or the effect thereof) with applicable anti-fraud provisions of federal or state securities laws or with respect to the "Blue Sky" laws of any state.

     This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to me at and as of such date. I express no opinion as to the effect on Agent's or any Bank's rights under the Credit Documents of any statute, rule, regulation or other law which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights which is rendered after the date of this opinion or the conduct of the parties following the closing of the contemplated transaction. In addition, in rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

     This opinion is rendered solely in connection with the Credit Agreement and shall not be relied upon by the addressees for any other purpose. No party, other than Agent, Banks or a potential or actual Participant or Assignee, shall be entitled to rely on this opinion for any purpose not expressly stated herein, nor may it be quoted to or relied upon by any other person, other than Agent, Banks or a potential or actual Participant or Assignee, or filed with any Governmental Authority, without my prior written consent.

                              Very truly yours,




                              Steven P. Arnold
                              Vice President, Legal
                              and General Counsel

                           EXHIBIT D

              ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made as of this ____ day of __________, 199__, by and between ___________________ (the "Assignor") and ______________________
_________ (the "Assignee").

                            RECITALS

     A. Micron Electronics, Inc., a Minnesota corporation (the "Borrower"), Assignor, Assignee, _______________________________,
_______________________________, _______________________________,
_______________________________, _______________________________
and _______________________________, (collectively, the
"Lenders") Bank of America National Trust and Savings Association d/b/a Seafirst Bank and United States National Bank of Oregon as co-agents for Lenders and Bank of America National Trust and Savings Association d/b/a Seafirst Bank as administrative agent for Lenders (the "Agent") are parties to that certain Credit Agreement dated as of June 27, 1997 (as the same may be amended, modified or extended from time to time the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement.

     B. Pursuant to the terms of the Credit Agreement, Assignor has a Commitment to make Loans to Borrower under the Credit
Agreement in an aggregate principal amount at any time outstanding not to exceed ____________________ Dollars
($_____________).

     C. Assignor proposes to assign to Assignee [all] [a portion] of Assignor's rights under the Credit Agreement, and Assignee proposes to accept assignment of such rights and assume the corresponding obligations from Assignor on such terms;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                           AGREEMENT

     1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Credit
Agreement.

     2. Assignment and Assumption. Assignor hereby assigns and sells to Assignee a _______________ percent (____%) undivided interest in all of its Loans and in all of its rights under the Credit Agreement and the other Loan Documents, and Assignee hereby accepts such assignment from Assignor and assumes a corresponding _______________ percent (____%) undivided interest of the obligations of Assignor under the Credit Agreement and the other Loan Documents. The percentage interest assigned to and assumed by Assignee from Assignor as set forth in the preceding sentence is sometimes hereafter referred to as Assignee's "Assigned Interest." Assignee hereby agrees, for the benefit of Agent, to be responsible for its Assigned Interest of each Assignor's obligations to Agent, whether now existing or hereafter arising, including, but not limited to, the indemnification obligations arising under Section 9.5 of the Credit Agreement. Upon the execution and delivery hereof by Assignor, Assignee, Agent and Borrower and the payment of the amounts specified in Section 3 hereof required to be paid on the date hereof (a) Assignee shall enjoy the rights and be obligated to perform the obligations of a "Lender" under the Credit Agreement and the other Loan Documents with respect to the Assigned Interest to the same extent as if Assignee had been the original Lender with respect thereto and (b) the Commitment of Assignor and Assignee under the Credit Agreement shall be $___________ and $___________ respectively. The assignment provided for herein shall be without recourse to Assignor.

     3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, Assignee shall pay to Assignor on the date hereof in immediately available funds the amount of $___________, such amount being the product of (a) the Assigned Interest and (b) principal of and accrued interest on Assignor's Loans outstanding as of the date hereof. It is understood that the facility fee paid by Borrower upon the execution of the Credit Agreement and the unused commitment fees accrued to the date hereof in respect of the Assigned Interest are for the account of Assignor and that the unused commitment fees accruing from and including the date hereof are for the account of Assignor and Assignee in accordance with their respective Percentage Interests after giving effect to the assignment and sale contemplated in Section 2 hereof. Assignor and Assignee each hereby agree that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     4. Non-Reliance on Assignor. Assignor makes no representation or warranty and assumes no responsibility with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Assigned Interest, the Loans, the Credit Agreement, any other Loan Document, any other instrument or document furnished pursuant thereto or in connection therewith or the transactions contemplated herein or therein except that Assignor represents and warrants that it is legally authorized to enter into this Agreement, that it has good title to the interest being assigned by it and that the interest being assigned by it is not subject to any liens or claims of others arising by, through or under Assignor. Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower. Assignor assumes no responsibility for the performance or observance by Borrower of any of its obligations under the Credit Agreement or any other Loan Document or any other certificate, instrument or document furnished pursuant thereto. Assignee confirms and agrees that it has received a copy of the Credit Agreement, any amendments or waivers thereto and any other documents furnished pursuant thereto, together with copies of any financial statements requested by it, and that it has independently and without reliance on Assignor or Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of Borrower.

     5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

     6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, and all of which when taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.


     ASSIGNOR:                  ____________________________________



                              By____________________________________
                                Its_________________________________


     ASSIGNEE:                  ____________________________________



                              By____________________________________
                                Its_________________________________

BORROWER'S CONSENT AND AGREEMENT

     Borrower hereby consents to the terms of the foregoing
Agreement. Borrower hereby agrees, as of the date hereof, to recognize Assignee as a "Lender" under the Credit Agreement and the other Loan Documents.


BORROWER:                     MICRON ELECTRONICS, INC.



                              By____________________________________
                                Its_________________________________




AGENT'S CONSENT AND AGREEMENT

     Agent hereby consents to the terms of the foregoing
Agreement. Agent hereby agrees, as of the date hereof, to recognize Assignee as a "Lender" under the Credit Agreement and the other Loan Documents.


AGENT:                        BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION



                              By____________________________________
                                Its_________________________________